As Filed with the Securities and Exchange Commission on October 23 , 1996

                            Registration No. 33-80849
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                  -------------

                      CAPITAL PREFERRED YIELD FUND-IV, L.P.
      (Exact Name of registrant as specified in its governing instruments)

      Delaware                       7394                       84-1331690
(State of Organization)   (Primary Standard Industrial       (I.R.S. Employer
                           Classification Code Number)    Identification Number)

                     7175 West Jefferson Avenue, Suite 4000
                            Lakewood, Colorado 80235
                                 (303) 980-1000

   (Address and telephone number of registrant's principal executive offices)
                               ------------------


                           John F. Olmstead, President
                          CAI Equipment Leasing V Corp.
                     7175 West Jefferson Avenue, Suite 4000
                            Lakewood, Colorado 80235
                                 (303) 980-1000

            (Name, address and telephone number of agent for service)
                               -------------------

                                   Copies to:

                              Lyle B. Stewart, Esq.
                        Ballard Spahr Andrews & Ingersoll
                       1225 Seventeenth Street, Suite 2300
                             Denver, Colorado 80202
                                 (303) 292-2400
                                ----------------

        Approximate date of commencement of proposed sale to the public:
                        as soon as practicable after this
                    Registration Statement becomes effective.
                               -------------------

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: | X |

                               PROSPECTUS STICKER
                                       FOR
                      CAPITAL PREFERRED YIELD FUND-IV, L.P.
                         PROSPECTUS DATED APRIL 15, 1996


          The Partnership has prepared Supplement No. 1 to its Prospectus dated April 15, 1996. Supplement No. 1 has been prepared in order to update certain information in the Prospectus in compliance with certain provisions of federal securities law.

          Supplement No. 1 contains information with respect to:

          o    The status of the offering

          o    Partnership distributions to date

          o    Recent Partnership financial results

          o    Equipment purchases

          o Updated information about the prior performance of affiliated Partnerships

          See the second page of the Prospectus for the Table of Contents which explains the organization of the Prospectus.

                                SUPPLEMENT NO. 1
                                       TO
                         PROSPECTUS DATED APRIL 15, 1996

                      CAPITAL PREFERRED YIELD FUND-IV, L.P.

                                   $1,200,000
                          12,000 Units Minimum Offering

                                  $100 per Unit
            Minimum Investment: 25 Units ($2,500); 10 Units ($1,000)
             for Individual Retirement Accounts and Qualified Plans

          The following information supplements the information in the prospectus of Capital Preferred Yield Fund-IV, L.P. (the "Partnership"), dated April 15, 1996 (the "Prospectus"). This Supplement is a part of, and should be read in conjunction with, the Prospectus. The Partnership was recently formed as a Delaware limited partnership to engage in the business of owning and leasing equipment. See "SUMMARY OF THE OFFERING" in the Prospectus which accompanies, or preceded the delivery of, this Supplement. Unless otherwise indicated, all of the capitalized terms used in this Supplement have the same meanings given to them in the Prospectus.

          This Supplement contains updated financial information as required by the federal securities laws. This Supplement also provides information with respect to (i) the status of the offering of the Units, (ii) the Equipment the Partnership has purchased and equipment the Partnership anticipates purchasing,
(iii) Partnership distributions, (iv) the performance of prior affiliated investment programs, and (v) Management's Discussion and Analysis of Financial Condition and Results of Operations for the Partnership's first quarter of operations.

                      ------------------------------------

                AN INVESTMENT IN THE PARTNERSHIP INVOLVES CERTAIN
          MATERIAL RISK FACTORS. SEE "RISK FACTORS" IN THE PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     ---------------------------------------

              The date of this Supplement is __________ __, 1996.

                                 THE PARTNERSHIP

          The principal offices of the Partnership and the General Partner are at 7175 West Jefferson Avenue, Suite 4000, Lakewood, Colorado 80235, telephone number (303) 980-1000.

                             STATUS OF THE OFFERING

          As of September 30, 1996, 534 investors had acquired 77,430 Units, for a total Capital Contribution of $7,743,000, and were admitted to the Partnership as Class A Limited Partners. Of the 500,000 Units ($50,000,000) registered with the Securities and Exchange Commission, 422,570 of the Units remain to be sold in this offering, which would represent Class A Limited Partners' Capital Contributions of $42,257,000.

          See "PLAN OF DISTRIBUTION" in the Prospectus.

                                 STANGER RANKING

          In May of 1996, the Partnership was ranked by Robert A. Stanger & Co., Inc. among public equipment leasing partnerships then being offered. The Partnership was given the "Highest" ranking of six possible rankings along with three other public equipment leasing partnerships. At that time, ten public equipment leasing partnerships were ranked on the scale of six possible rankings from "Highest" to "Lowest." Among the four public equipment leasing partnerships that were awarded the "Highest" ranking, the Partnership obtained the highest numerical quotient (78.1) from the Stanger organization.

          Stanger's Investor Share Ranking - The ISR reflects front-end expenses and cost and revenue sharing arrangements between investors and the general partner. The ISR does not measure overall program quality or predict annual economic results of the investment; neither does it measure the creditworthiness of the issuer or sponsor. Rather, the ISR is one of several factors which should be considered when evaluating a partnership investment. To calculate the ISR, computer models compare the investor's potential after-tax time-valued return in the program to returns if the partnership's assets were bought outright with no syndication costs or less. The ISR is expressed in terms of Highest (most favorable to the investor), High, Above Average, Average, Below Average or Lowest (least favorable to the investor). The ISR is prepared by Robert A. Stanger & Co., a registered investment advisor, and is based on prospectus data and supplementary information provided by the issuer. The ISR is subject to revision or withdrawal as a result of changes in, or unavailability of, such information, Robert A. Stanger & Co., does not conduct an independent investigation of the accuracy or completeness of the information provided by the issuer. The ISR does not constitute a recommendation to purchase or sell a security. If the actual portfolio, when purchased, differs from the investment models employed, the ISR for the partnership could change. Similarly, if the front-end cost of sharing ratios between the general partner and the limited partners were altered, the ISR also might change.

                              PURCHASE OF EQUIPMENT

          As of September 30, 1996, the Partnership had purchased from Capital Associates International, Inc. ("CAII") the Equipment described in Exhibit A to this Supplement. The aggregate purchase price paid by the Partnership to acquire the Equipment described in Exhibit A was $4,755,734, including Acquisition Fees and Acquisition Expenses paid by the Partnership. The Partnership paid Acquisition Fees and Acquisition Expenses of $159,225, as of September 30, 1996, all of which was paid to the General Partner and its Affiliates. The Partnership only finances its ownership of Equipment on a non-recourse basis. Under any Equipment lease which is financed, net rentals are sufficient, at a minimum, to repay the related non-recourse debt. No Equipment or lease cross- collateralizes the financing of any other Equipment or lease. See "INVESTMENT OBJECTIVES AND POLICIES--The Equipment" in the Prospectus.

          Except as set forth in Exhibit B hereto, the Equipment to be purchased by the Partnership and the Lessees to which such Equipment will be leased have not been determined as of the date hereof. The General Partner will have complete discretion in investing the Net Offering Proceeds from the sale of Units and Partnership indebtedness within the limits set forth in "INVESTMENT OBJECTIVES AND POLICIES" in the Prospectus.

                      CLASS B LIMITED PARTNER CONTRIBUTION

          As of September 30, 1996, CAII, an affiliate of the General Partner and the Class B Limited Partner, had contributed $70,000 to the Partnership. The Class B Limited Partner is obligated to contribute cash to the Partnership (on or immediately after each date on which the Partnership acquires Equipment) in an amount equal to $10,000 for each $1,000,000 of Class A Limited Partner Capital Contributions received by the Partnership as of that date. See "SUMMARY OF THE OFFERING - Class B Limited Partner" in the Prospectus.

                            PARTNERSHIP DISTRIBUTIONS

          Class A Limited Partners are receiving monthly cash distributions in an amount equal to 10.5% per annum, on a cumulative, non-compounded basis. A significant portion of these distributions constitutes a return of capital. As of September 30, 1996, the Partnership had paid or accrued total distributions to Class A Limited Partners of $142,025. See "INVESTMENT OBJECTIVES AND POLICIES" in the Prospectus.

          Distributions to the General Partner and the Class B Limited Partner are made on a monthly basis. As of September 30, 1996, the Partnership had paid or accrued total distributions of $1,438 to the General Partner and $1,400 to the Class B Limited Partner. See "COMPENSATION AND FEES" in the Prospectus.

          Distributions may be characterized for tax, accounting and economic purposes as a return of capital, a return on capital or both. The portion of each cash distribution by a partnership which exceeds its net income for the fiscal period may be deemed a return of capital. However, the total return on capital over a leasing partnership's life can only be determined at the termination of the Partnership after all residual cash flows (which include proceeds from the re-leasing and sale of equipment after initial lease terms expire) have been realized. For the period from April 16, 1996 (commencement of operations) through June 30, 1996, approximately 2% of declared distributions to the Partners of the Partnership constituted a return of capital for accounting purposes. This percentage related solely to the period from April 16, 1996 (commencement of operations) through June 30, 1996, the initial months of the Partnership's operations, and will not be reflective of the percentage of distribution that constitutes a return of capital as determined at any subsequent point in time.


                    PERFORMANCE OF PRIOR INVESTMENT PROGRAMS

          See Exhibit D hereto for information updating the Prior Performance Tables appearing at Exhibit B to the Prospectus.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          Reference is made to the financial statements of the Partnership for the period from April 16, 1996 (commencement of operations), to June 30, 1996, attached hereto in Exhibit C.

Results of Operations
---------------------

          The Partnership commenced operations on April 16, 1996 and reported a net income of $25,178 or $1.07 per weighted average Class A limited partner unit, for the period from April 16, 1996 to June 30, 1996.

          The ultimate profitability of the Partnership's leasing transactions is dependent in part on the general level of interest rates because leasing is an alternative to financing equipment purchases with debt. Lease rates therefore tend to rise and fall with interest rates although lease rate movements generally lag behind interest rate movements. The amount of future distributions to the partners will depend, in part, on future interest rates.

          A comparison of current operating results to the corresponding period of the prior year cannot be made since the partnership did not commence operations until April 16, 1996.

Liquidity & Capital Resources
-----------------------------

          The Partnership was formed on December 18, 1995. On April 16, 1996, the Partnership commenced operations and began offering 500,000 Class A limited partner units at $100 per unit. On June 3, 1996, the Partnership held its initial closing, receiving gross offering proceeds of $1,200,000 from the sale of 12,000 Class A limited partner units. The Partnership incurred $168,000 in commissions and other expenses in connection with the sale of these units. As of June 30, 1996, Class A limited partners had purchased a total of 25,324 Class A limited partner units representing $2,532,424 of gross offering proceeds. The Partnership incurred $354,557 in commissions and other expenses in connection with the sale of these units, $4,116 of which was payable to the general partner and its affiliates at June 30, 1996. The Partnership intends to continue offering Class A limited partner units for sale and admitting additional Class A limited partners through April 15, 1998.

          Available cash and cash reserves of the Partnership are invested in short-term government securities, pending the acquisition of equipment and distribution to the partners.

          During the period from April 16, 1996 through June 30, 1996, the Partnership purchased equipment under lease having a total equipment purchase price of $1,057,576. CAII, the Class B limited partner and an affiliate of the general partner, made a Class B limited partner contribution of $20,000 to the Partnership in connection with this purchase as required by the Partnership Agreement. As of June 30, 1996, the general partner had identified approximately $2.4 million of equipment expected to be placed under lease that satisfied the Partnership's investment criteria, $1.3 million of which was purchased by the Partnership from CAII during July 1996. The Partnership expects to acquire the remainder of the identified equipment from CAII with available cash from operations and the net proceeds from the sale of additional Class A limited partner units.

          During the period ended June 30, 1996, the Partnership declared distributions to the partners of $16,721 (a substantial portion of which constituted a return of capital), $11,582 of which will be paid during the third quarter 1996.

          The general partner believes that the Partnership will generate sufficient cash flows from operations during 1996, to (1) meet current operating requirements, (2) enable it to fund cash distributions to both the Class A and Class B limited partners at annualized rates of 10.5% (substantial portions of which are expected to constitute returns of capital) of their capital contributions, and (3) reinvest in additional equipment under leases, provided that suitable equipment can be identified and acquired.

                   CAPITAL ASSOCIATES, INC. FINANCIAL RESULTS

          The audited consolidated balance sheet of Capital Associates, Inc. ("CAI"), as of May 31, 1996, and the footnotes thereto, and the unaudited consolidated balance sheet of CAI, as of August 31, 1996, and the footnotes thereto, are attached in Exhibit C hereto. Although consolidated balance sheets of CAI are set forth in the Prospectus under "FINANCIAL STATEMENTS," and herein at Exhibit C, prospective investors should be aware that CAI is not a general partner of the Partnership, and has no obligation to fund any obligations of the Partnership or of the General Partner, other than as set forth in Note 3 to the balance sheet of the General Partner.

              FINANCIAL RESULTS OF PARTNERSHIP AND GENERAL PARTNER

          The unaudited financial statements and the footnotes to the financial statements of the Partnership for the period from April 16, 1996 (commencement of operations), to June 30, 1996 are attached hereto in Exhibit C. The audited balance sheet and the footnotes thereto for the General Partner as of May 31, 1996, and the unaudited balance sheet and the footnotes thereto for the General Partner as of August 31, 1996, are attached hereto in Exhibit C.



                            CORRECTIONS TO PROSPECTUS

          On the inside cover page (six lines from the bottom of the first paragraph), page 1 (two lines from the bottom of the second paragraph), page 41 (six lines from the bottom of the first paragraph under the bold legend) and page 45 (three lines from the bottom of the second paragraph) the word "eight" should be corrected to the word "nine." The liquidation of the Partnership is expected to occur between seven and nine years after the Closing Date.

                                     EXPERTS

          The balance sheets of CAI Equipment Leasing V Corp. and Capital Associates, Inc., as of May 31, 1996, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The balance sheet of Capital Preferred Yield Fund-IV, L.P., as of December 31, 1995, has been included in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

                                                                       EXHIBIT A

                               EQUIPMENT PURCHASED

          The following table shows the Equipment purchased by the Partnership as of September 30, 1996. The information presented for each item is stated as of the date the Equipment was purchased by the Partnership. Equipment Cost, means the price paid upon the purchase or sale of a particular item of Equipment, including the amount of Acquisition Fees, carrying costs on the Equipment until transferred to the Partnership, less any rents received prior to transferring the lease to the Partnership, and all liens and mortgages on the equipment, but excluding points and prepaid interest. Remaining lease terms and remaining rents are as of the purchase date. Depreciation is calculated using the straight-line method over the lease term to an amount equal to the estimated residual value at the lease termination date.


                                                   Remaining       Equipment          Remaining
                                                   Lease           Cost               Rents Due                      Non-
                    Purchase      Equip-           Term            to the             to the Part-     Annual        recourse
Lessee              Date          ment             (Months)        Partnership        nership(1)       Rents         Debt
------              ----          ----             ---------       -----------        ----------       ------        --------

General Motors      04/16/96      Forklift         54               $   4,706         $  3,950       $   878           $0
Corporation
General Motors      04/16/96      Forklift         54                  83,432           71,125        15,806            0
Corporation
General Motors      04/16/96      Forklift         54                 176,906          150,051        33,345            0
Corporation
General Motors      04/16/96      Forklift         54                  29,761           25,364         5,637            0
Corporation
General Motors      04/16/96      Forklift         54                  28,758           24,392         5,421            0
Corporation
General Motors      04/16/96      Forklift         54                 212,115          178,032        39,563            0
Corporation
General Motors      04/16/96      Forklift         54                  51,633           43,795         9,732            0
Corporation
General Motors      04/16/96      Forklift         54                 149,577          126,871        28,194            0
Corporation
General Motors      04/25/96      Loader           55                  83,700           72,785        15,880            0
Corporation
Staples, Inc.       07/08/96      Copiers          26                 237,739          202,097        93,276            0
Staples, Inc.       07/08/96      Copiers          25                 254,608          213,526       102,492            0
USS Kobe Steel      05/07/96      Forklift         33                  36,558           25,318         9,207            0
International       05/10/96      Net-working      33                 126,272          112,696        40,980            0
Paper Co.                         Equip.
Universal Forest    06/04/96      Forklift         32                  35,512           25,167         9,438            0
Products
General Motors      06/07/96      Forklift         57                  38,644           34,826         7,332            0
Corporation
Universal Forest    07/01/96      Forklift         33                  35,512           26,012         9,459            0
Products
Universal Forest    07/01/96      Forklift         33                  21,982           15,768         5,734            0
Products
Addison Wesley      07/03/96      IBM              33                 513,592          446,145       162,235            0
Longman                           Notebooks
Louisiana           07/01/96      Computer         33                 120,076          120,796        43,926            0
Workers Comp                      Equipment
General Motors      07/05/96      Material         33                 112,710          100,280        36,465            0
Corporation                       Handling
General Motors      07/08/96      Material         33                 117,246          104,316        37,933            0
Corporation                       Handling
Xerox 3/83          07/24/96      Forklift         41                  14,501           11,562         3,384            0


                 Financing      Financing       Equip-        Type
                  Interest        Term           ment          of
 Lessee            Rate          (Months)      Location      Lease(2)
 ------          ---------      ---------      --------      --------

General Motors      N/A            N/A             MI            OL
Corporation
General Motors      N/A            N/A             MI            OL
Corporation
General Motors      N/A            N/A             MI            OL
Corporation
General Motors      N/A            N/A             MI            OL
Corporation
General Motors      N/A            N/A             MI            OL
Corporation
General Motors      N/A            N/A             MI            OL
Corporation
General Motors      N/A            N/A             MI            OL
Corporation
General Motors      N/A            N/A             MI            OL
Corporation
General Motors      N/A            N/A             NY            OL
Corporation
Staples, Inc.       N/A            N/A             NJ            OL
Staples, Inc.       N/A            N/A             NY            OL
USS Kobe Steel      N/A            N/A             OH            OL
International       N/A            N/A             MS            OL
Paper Co.
Universal Forest    N/A            N/A             CO            OL
Products
General Motors      N/A            N/A             KY            OL
Corporation
Universal Forest    N/A            N/A             CO            OL
Products
Universal Forest    N/A            N/A             CO            OL
Products
Addison Wesley      N/A            N/A             TX            OL
Longman
Louisiana           N/A            N/A             LA            DF
Workers Comp
General Motors      N/A            N/A             OK            OL
Corporation
General Motors      N/A            N/A             GA            OL
Corporation
Xerox 3/83          N/A            N/A             NY            OL



                                                   Remaining       Equipment          Remaining
                                                   Lease           Cost               Rents Due                      Non-
                    Purchase      Equip-           Term            to the             to the Part-     Annual        recourse
Lessee              Date          ment             (Months)        Partnership        nership(1)       Rents         Debt
------              ----          ----             ---------       -----------        ----------       ------        --------

GM Powertrain       08/09/96      Scrubber         34                   6,423            5,888         2,078            0
General Motors      08/15/96      Material         35                 111,912           91,574        31,397            0
Corporation                       Handling
General Motors      08/20/96      Material         35                  22,066           18,056         6,191            0
Corporation                       Handling
Medtronic 2         08/22/96      Copier           34                  14,630           14,369         5,072            0
General Motors      08/22/96      Material         35                  13,437           10,995         3,770            0
Corporation                       Handling
International       08/29/96      Forklift         58                 892,796          816,290       168,888            0
Paper
USS/Kobe Steel      08/30/96      Forklifts        82                  85,876          282,435        41,332            0
Home Depot          09/05/96      Forklifts        46                 669,457          647,919       169,022            0
Ball Foster Glass   09/09/96      Wrapper          59                 238,961          234,534        47,702            0
Ball Foster Glass   09/18/96      Lift Trucks      35                  61,354           44,418        15,229            0
General Motors      09/20/96      Trailer          60                  38,470           36,495         7,299            0
Corporation
Ball Foster Glass   09/26/96      Wrapping         60                 102,454          102,387        20,477            0
                                  Equipment
Alliant             09/30/96      Phone System     24                  12,357            9,869         4,934            0
Techsystems                                                        ----------       ----------    -----------

Total purchased                                                    $4,755,733       $4,450,103    $1,239,708           $0
at 9/30/96                                                         ==========       ==========    ==========           ==


(1) The weighted average term (weighted by purchase price) for the above leases is 46 months. The total rental income to the Partnership pursuant to these leases over the initial, non- cancelable lease term equals 94% of the purchase price of the Equipment paid by the Partnership. Such percentage does not include any residual value of the Equipment upon the expiration of the lease.

(2) "DFL" indicates that the lease is a direct financing lease and "OL" indicates that the lease is an operating lease for accounting purposes. A DFL provides for non-cancelable rentals in an amount sufficient to return to the Partnership all of its acquisition costs (including Acquisition Fees). An OL does not by its terms return all acquisition costs to the Partnership.

                 Financing      Financing       Equip-        Type
                  Interest        Term           ment          of
 Lessee            Rate          (Months)      Location      Lease(2)
 ------          ---------      ---------      --------      --------

GM Powertrain        N/A            N/A           MI            OL
General Motors       N/A            N/A           WI            OL
Corporation
General Motors       N/A            N/A           MI            OL
Corporation
Medtronic 2          N/A            N/A           MN            DF
General Motors       N/A            N/A           OH            OL
Corporation
International        N/A            N/A           NC            OL
Paper
USS/Kobe Steel       N/A            N/A           OH            OL
Home Depot           N/A            N/A           NJ            OL
Ball Foster Glass    N/A            N/A           NC            OL
Ball Foster Glass    N/A            N/A           IL            OL
General Motors       N/A            N/A           LA            OL
Corporation
Ball Foster Glass    N/A            N/A           PA            OL
Alliant              N/A            N/A           TX            OL

                                                                      EXHIBIT B

                         ANTICIPATED EQUIPMENT PURCHASES

          The equipment listed below has been identified by the General Partner for possible purchase by the Partnership. Affiliates of the General Partner are negotiating the terms of the leases and the terms of the related financings, if any, but no agreement has yet been reached on any such matters. It is possible that the current negotiations will not be successful and that the Partnership will not purchase any of this equipment. Except for such equipment, the Equipment to be purchased by the Partnership and the Lessees to which such Equipment will be leased have not been identified as of the date of this Supplement. Furthermore, the Partnership does not intend to supplement the Prospectus or this Supplement with descriptions of Equipment or Lessees prior to, or at the time of, the purchase of any Equipment. The Partnership is an unspecified equipment leasing partnership and purchasers of Units must rely solely on the judgment and ability of the executive officers of the General Partner with respect to the selection of Lessees, the purchase of Equipment, the financing, if any, of Equipment, the negotiations of the terms of the purchase of its Equipment and Leases and other aspects of the Partnership's business and affairs. See "INVESTMENT OBJECTIVES AND POLICIES - The Equipment."



                                                                               Anticipated
                            Anticipated                         Anticipated     Equipment    Anticipated    Anticipated
          Anticipated       First Basic      Anticipated         Lease Term     Purchase        Gross         Monthly    Anticipated
           Lessee(1)         Rent Date        Equipment         (Months)(1)      Price       Rents(1)(2)       Rent       Financing
-------------------------   -----------   ------------------    -----------    ----------    -----------    -----------  -----------

ITT #8                      10/01/96      Material Handling          60          $120,720      $119,880       $1,998       All Cash
Consolidated Diesel #15     10/01/96      Material Handling          60            36,506        43,440          724       All Cash
Consolidated Diesel #14     10/01/96      Material Handling          60             6,368         7,080          118       All Cash
Georgetown Steel #2         10/01/96      Material Handling          36            72,722        63,648        1,768       All Cash
General Motors #281         11/01/96      Material Handling          36            76,860        67,176        1,866       All Cash
Thomson Industries #5       11/01/96      Machine Tools              60           139,726       132,900        2,215       All Cash
Alliant Techsystems #10     1/01/96       Production Center          48           185,820       157,968        3,291       All Cash
Xerox #25                   10/15/96      Straddle Stacker           44            34,248        30,536          694       All Cash
Xerox #26                   10/15/96      Computer Equipment         36            73,002        69,012        1,917       All Cash
Xerox #27                   10/15/96      Computer Equipment         36            21,695        20,520          570       All Cash
Precision Castparts         11/01/96      Lift Trucks                60           354,734       377,640        6,294       All Cash
USS/KOBE #23                11/01/96      Backhoe                    84            71,400       247,296        2,944       All Cash
Thomson Industries #4       11/01/96      Machine Tools              60         1,395,112     1,367,760       22,796       All Cash
Matsushita #1               11/01/96      Phone System               36            88,766        85,464        2,374       All Cash
Consolidated Diesel #16     10/01/96      Copier                     42            28,890        33,516          798       All Cash
Ball Foster #22             10/01/96      Auto Pallet Strapper       60            27,483        29,520          492       All Cash
Consolidated Diesel #17     10/01/96      Copier                     36             7,948         8,496          236       All Cash
Ball Foster #37             11/01/96      Forklifts                  36           177,156       137,772        3,827       All Cash
Ball Foster #21             11/01/96      Stretch Wrapper            60           113,991       122,400        2,040       All Cash
Owens Corning               10/01/96      Computer Equipment         36           500,000       303,484        8,487            YES
Consolidated Diesel #18     11/01/96      Burden Carrier             60             5,679         6,300          105       All Cash
Lucent Technologies #A10    09/01/96      Wafer Fabrication          36            27,390        26,856          746       All Cash
Lucent Technologies #A5     10/01/96      Wafer Fabrication          36            46,280        40,752        1,132       All Cash
Alcoa                       12/01/96      Forklifts                  44           664,390       634,348       14,417       All Cash
                                                                                ----------       -------       ------
                                                                        TOTAL:  $4,276,886    $4,135,812      $81,849
                                                                                ==========    ==========      =======

----------------------

(1) The weighted average term (weighted by anticipated purchase price) for the above transactions is 51 months. The total rental income to the Partnership pursuant to these leases over the initial, non-cancelable lease term equals 97% of the anticipated purchase price of the Equipment to be paid by the Partnership. Such percentage does not include any residual value of the Equipment upon expiration of the lease.

(2)       Gross Rents over the initial, non-cancelable lease term.

                                    EXHIBIT C
                              FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----


Capital Preferred Yield Fund-IV, L.P.
     Unaudited Balance Sheet as of June 30, 1996                            C-2

     Unaudited Statement of Operations for the Period from the
         Commencement of Operations (April 16, 1996) to June 30, 1996       C-3

     Unaudited Statement of Partners' Capital for the Period from the
         Commencement of Operations (April 16, 1996) to June 30, 1996       C-4

     Unaudited Statement of Cash Flows for the Period from the
         Commencement of Operations (April 16, 1996) to June 30, 1996       C-5

     Notes to Unaudited Financial Statements                                C-6

CAI Equipment Leasing V Corp.
     Independent Auditors' Report                                           C-11

     Balance Sheet as of May 31, 1996 and notes to Balance Sheet            C-12

     Unaudited Balance Sheet as of August 31, 1996 and notes to
         Unaudited Balance Sheet                                            C-16

Capital Associates, Inc.
     Independent Auditors' Report                                           C-20

     Consolidated Balance Sheet as of May 31, 1996 and notes to
         Consolidated Balance Sheet                                         C-21

     Unaudited Consolidated Balance Sheet as of August 31, 1996 and
         notes to Unaudited Consolidated Balance Sheet                      C-36

                      CAPITAL PREFERRED YIELD FUND-IV, L.P.

                                  BALANCE SHEET
                                   (Unaudited)


                                     ASSETS

                                                                  June 30, 1996

Cash and cash equivalents                                           $1,197,754
Accounts receivable, net                                                38,673
Leased equipment, net                                                1,029,293
                                                                    ----------

     Total assets                                                   $2,265,720
                                                                    ==========


                        LIABILITIES AND PARTNERS' CAPITAL

Liabilities:

Accounts payable and accrued liabilities                            $    3,484
Payable to affiliates                                                   44,230
Distributions payable to partners                                       16,847
                                                                    ----------

         Total liabilities                                              64,561
                                                                    ----------

Partners' Capital:

General partner                                                              -

Limited Partners:
         Class A                                                     2,181,115
         Class B                                                        20,044
                                                                    ----------

Total partners' capital                                              2,201,159
                                                                    ----------

Total liabilities and partners' capital                             $2,265,720
                                                                    ==========




   The accompanying notes are an integral part of these financial statements.

                      CAPITAL PREFERRED YIELD FUND-IV, L.P.

                             STATEMENT OF OPERATIONS
                                   (Unaudited)


                                                        For the period from the
                                                      Commencement of Operations
                                                          (April 16, 1996) to
                                                             June 30, 1996
                                                      --------------------------
Revenue:
   Operating lease rentals                                      $56,739
   Interest income                                                5,079
                                                                -------
         Total revenue                                           61,818
                                                                -------

Expenses:
   Depreciation and amortization                                 28,283
   Direct services from general partner                           6,855
   Management fees paid to general partner                          761
   General and administrative                                       741
                                                                -------
         Total expenses                                          36,640
                                                                -------

Net income                                                      $25,178
                                                                =======

Net income allocated:
   To the general partner                                       $ 3,762
   To the Class A limited partners                               21,197
   To the Class B limited partner                                   219
                                                                -------
                                                                $25,178
                                                                =======

Net income per weighted average Class A
        limited partner unit outstanding                        $  1.07
                                                                =======

Weighted average Class A limited partner
        units outstanding                                        19,754
                                                                =======






   The accompanying notes are an integral part of these financial statements.

                      CAPITAL PREFERRED YIELD FUND-IV, L.P.

                         STATEMENT OF PARTNERS' CAPITAL
         For the period from commencement of operations (April 16, 1996)
                                to June 30, 1996
                                   (Unaudited)

                                                                     Class A         Class B
                                                     General         Limited         Limited
                                                     Partner         Partners        Partner           Total
                                                    ---------       -----------      -------         -----------

Capital contributions                               $       -       $ 2,532,424      $ 20,000        $ 2,552,424
Commissions and offering costs on
  sale of Class A limited partner units                (3,545)         (350,912)            -           (354,457)
Net income                                              3,762            21,197           219             25,178
Distributions to partners                                (217)          (21,594)         (175)           (21,986)
                                                    ---------       -----------      --------        -----------

Partners' capital, June 30, 1996                    $       -       $ 2,181,115      $ 20,044        $ 2,201,159
                                                    =========       ===========      ========        ===========
























   The accompanying notes are an integral part of these financial statements.

                      CAPITAL PREFERRED YIELD FUND-IV, L.P.

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                        For the period from the
                                                      Commencement of Operations
                                                          (April 16, 1996) to
                                                             June 30, 1996
                                                      --------------------------


Net cash provided by operating activities                           $    58,386
                                                                    -----------

Cash flows from investing activities:
   Purchases of equipment on operating leases from affiliate         (1,057,576)
                                                                    -----------
Net cash used in investing activities                                (1,057,576)
                                                                    -----------

Cash flows from financing activities:
   Proceeds from Class A capital contributions                        2,532,424
   Proceeds from Class B capital contributions                           20,000
   Commissions paid to affiliate in connection
     with the sale of Class A limited partner units                    (250,315)
   Non-accountable organization and offering expenses
     reimbursement paid to the general partner in connection
     with the sale of Class A limited partner units                    (100,026)
   Distributions to partners                                             (5,139)
                                                                    -----------

Net cash provided by financing activities                             2,196,944
                                                                    -----------

Net increase in cash and cash equivalents                             1,197,754

Cash and cash equivalents at beginning of period                              -
                                                                    -----------

Cash and cash equivalents at end of period                          $ 1,197,754
                                                                    ===========









   The accompanying notes are an integral part of these financial statements.

                      CAPITAL PREFERRED YIELD FUND-IV, L.P.

                             NOTES TO BALANCE SHEET
                                   (Unaudited)


1.   Basis of Presentation:
     ---------------------

     The accompanying unaudited balance sheet has been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of the general partner, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. For further information, refer to the balance sheet of Capital Preferred Yield Fund-IV, L.P. (the "Partnership"), and the related notes, included in the Partnership's registration statement on Form S-1, as of December 31, 1995, previously filed with the Securities and Exchange Commission.

2.   Summary of Significant Accounting Policies:
     ------------------------------------------

     PARTNERSHIP ALLOCATIONS:

     Cash Distributions:
     ------------------

     During the Reinvestment Period (as defined in the Partnership Agreement), available cash is distributed to the partners as follows:

         First, 1.0% to the general partner and 99.0% to the Class A limited partners until the Class A limited partners receive annual, non-compounded cumulative distributions equal to 10.5% of their contributed capital.

         Second, 1.0% to the general partner and 99.0% to the Class B limited partner until the Class B limited partner receives annual non-compounded cumulative distributions equal to 10.5% of its contributed capital.

         Third, any remaining available cash will be reinvested or distributed to the partners as specified in the Partnership Agreement.

     After the Reinvestment Period (as defined in the Partnership Agreement), available cash will be distributed to the partners as follows:

         First, in accordance with the first and second allocations during the Reinvestment Period as described above.

                      CAPITAL PREFERRED YIELD FUND-IV, L.P.

                             NOTES TO BALANCE SHEET
                                   (Unaudited)


2.   Summary of Significant Accounting Policies, continued:
     ------------------------------------------

         Second, 99.0% to the Class A limited partners and 1.0% to the general partner, until the Class A limited partners achieve Payout (as defined in the Partnership Agreement).

         Third, 99.0% to the Class B limited partner and 1.0% to the general partner, until the Class B limited partner achieves Payout (as defined in the Partnership Agreement).

         Fourth, 99.0% to the Class A and Class B limited partners (as a class) and 1.0% to the general partner, until the Class A and Class B limited partners achieve 170% recovery (i.e., receive cash distributions equal to 170% of their capital contributions).

     Thereafter, 90% to the Class A and Class B limited partners (as a class) and 10% to the general partner.

     Profits and Losses:
     ------------------

     There are several special allocations that precede the general allocations of profits and losses to the partners. The most significant special allocations are as follows:

         First, commissions and expenses paid in connection with the sale of Class A limited partner units are allocated 1.0% to the general partner and 99.0% to the Class A limited partner.

         Second, depreciation relating to Partnership equipment and any losses resulting from the sale of equipment are generally allocated 1.0% to the general partner and 99.0% to the limited partners (shared 99.0%/1.0% by the Class A and Class B limited partners, respectively) until the cumulative amount of such depreciation and such losses allocated to each limited partner equals such limited partner's contributed capital reduced by commissions and expenses allocated to such partner. Thereafter, gain on sale of equipment, if any, will be allocated to the general partner in an amount equal to the sum of depreciation and loss on sale of equipment previously allocated to the general partner.

         Third, notwithstanding anything in the Partnership Agreement to the contrary, and before any other allocation is made, items of income and gain for the current period shall be allocated, as quickly as possible, to the general partner to the extent of any deficit balance existing in the general partner's capital account as of the close of the immediately preceding period, in order to restore the balance in the general partner's capital account to zero.

                      CAPITAL PREFERRED YIELD FUND-IV, L.P.
                             NOTES TO BALANCE SHEET
                                   (Unaudited)



2.   Summary of Significant Accounting Policies, continued:
     ------------------------------------------

     After giving effect to special allocations, profits (as defined in the Partnership Agreement), are first allocated in proportion to, and to the extent of, any previous losses, in reverse chronological order and priority. Any remaining profits are allocated in the same order and priority as cash distributions.

     After giving effect to special allocations, losses (as defined in the Partnership Agreement), are allocated in proportion to, and to the extent of, any previous profits in reverse chronological order and priority. Any remaining losses are allocated 1.0% to the general partner and 99.0% to the limited partners (shared 99.0%/1.0% by the Class A and Class B limited partners, respectively).


     INCOME TAXES

     No provision for income taxes has been made in the financial statements since taxable income or loss is recorded in the tax returns of the individual partners.


     CASH EQUIVALENTS

     The Partnership considers short-term, highly liquid investments that are readily convertible to known amounts of cash to be cash equivalents.

     Cash equivalents consist of $900,000 of overnight government securities held by a bank at June 30, 1996. Cash equivalents have original maturities of 90 days or less.


     NET INCOME PER CLASS A LIMITED PARTNER UNIT

     Net income per Class A limited partner unit is computed by dividing the net income allocated to the Class A limited partners by the weighted average number of Class A limited partner units outstanding during the period.

                      CAPITAL PREFERRED YIELD FUND-IV, L.P.
                             NOTES TO BALANCE SHEET
                                   (Unaudited)


3.   Transactions With the General Partner and Affiliates, continued:
     ----------------------------------------------------

     SALES COMMISSIONS AND OFFERING COSTS

     Under the terms of the Partnership Agreement, CAI Securities Corporation, an affiliate of the general partner, is entitled to receive sales commissions and wholesaling fees equal to 10% of the Class A limited partners' capital contributions, up to 9% of which is paid to participating broker-dealers. During the period from the commencement of operations (April 16, 1996) to June 30, 1996, CAI Securities Corporation earned commissions and fees in the amount of $253,255 ($2,940 of which will be paid in the third quarter), $216,739 of which was paid to participating broker-dealers.

     As provided in the Partnership Agreement, the general partner earned $101,302 ($1,176 of which will be paid in the third quarter) as reimbursement for expenses incurred during the period from April 16, 1996 to June 30, 1996 in connection with the organization of the Partnership and the offering of Class A limited partner units for sale to the public.

     DIRECT SERVICES:

     The general partner and its affiliates provide accounting, investor relations, billing, collecting, asset management, and other administrative services to the Partnership. The Partnership reimburses the general partner for these services performed on its behalf as permitted under the terms of the Partnership Agreement. A total of $6,855 of expenses were incurred by the general partner through June 30, 1996, all of which will be paid in the third quarter.

     PAYABLE TO AFFILIATES:

     Payable to affiliates consists of sales commissions, wholesaling fees, organization and offering expense reimbursements with respect to Class A limited partner units sold and amounts relating to general and administrative expenses during the period ended June 30, 1996 due to the general partner and its affiliates.


4. During the period ending June 30, 1996, the Partnership purchased from Capital Associates International, Inc. ("CAII"), the Class B limited partner and an affiliate of the general partner, the equipment under lease listed below. The Partnership purchased the equipment at cost to CAII, including reimbursement of other acquisition costs and acquisition fees as provided for in the Partnership Agreement.

                      CAPITAL PREFERRED YIELD FUND-IV, L.P.
                             NOTES TO BALANCE SHEET
                                   (Unaudited)

4.    (continued)


                                                                                   Acquisition         Total
                                        Equipment                Cost of            Fees and         Equipment
               Lessee                  Description              Equipment        Reimbursements    Purchase Price
      --------------------------       -----------             ------------      --------------    --------------

      General Motors Corporation        Forklifts              $      4,549        $      158        $     4,707
      General Motors Corporation        Forklifts                    80,638             2,794             83,432
      General Motors Corporation        Forklifts                   170,982             5,925            176,907
      General Motors Corporation        Forklifts                    28,764               997             29,761
      General Motors Corporation        Forklifts                    27,795               963             28,758
      General Motors Corporation        Forklifts                   205,011             7,104            212,115
      General Motors Corporation        Forklifts                    49,904             1,729             51,633
      General Motors Corporation        Forklifts                   144,568             5,009            149,577
      General Motors Corporation        Loader                       80,897             2,803             83,700
      USS Kobe Steel                    Forklifts                    35,334             1,224             36,558
      International Paper Company       Networking equipment        122,043             4,229            126,272
      Universal Forest Products         Forklifts                    34,323             1,189             35,512
      General Motors Corporation        Forklifts                    37,350             1,294             38,644
                                                               ------------        ----------        -----------
                                                               $  1,022,158        $   35,418        $ 1,057,576
                                                               ============        ==========        ===========


                          Independent Auditors' Report







BOARD OF DIRECTORS
CAI EQUIPMENT LEASING V CORPORATION:

We have audited the accompanying balance sheet of CAI Equipment Leasing V Corporation (a wholly owned subsidiary of Capital Associates, Inc.) as of May 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free from material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of CAI Equipment Leasing V Corporation as of May 31, 1996, in conformity with generally accepted accounting principles.



                                               KPMG Peat Marwick LLP


                                               /s/ KPMG Peat Marwick LLP
                                               -------------------------
Denver, Colorado
July 16, 1996

CAI EQUIPMENT LEASING V CORP.
(a wholly-owned subsidiary of Capital Associates, Inc.)

BALANCE SHEET

MAY 31, 1996
--------------------------------------------------------------------------------

Assets
------

Cash                                                                $       900
Investment in Capital Preferred Yield Fund-IV, L.P.                         100
Organization and offering expenses of
  Capital Preferred Yield Fund-IV, L.P. (Note 2)                        284,862
Other assets                                                              1,850
                                                                    -----------

     Total assets                                                   $   287,712
                                                                    ===========

Liabilities and Stockholder's Equity

Payable to affiliate (Note 4)                                       $   286,712
                                                                    -----------

Commitments and contingencies (Note 1)

Stockholder's equity:
   Common stock $.01 par value, authorized
   issued and outstanding, 1,000 shares                                      10
   Additional paid-in capital                                         1,000,990
   Less demand note receivable from
     Capital Associates, Inc. (Note 3)                               (1,000,000)
                                                                    -----------

   Total stockholder's equity                                             1,000

   Total liabilities and stockholder's equity                       $   287,712
                                                                    ===========








See accompanying notes to balance sheet.

CAI EQUIPMENT LEASING V CORP.
(a wholly-owned subsidiary of Capital Associates, Inc.)

NOTES TO BALANCE SHEET

MAY 31, 1996
--------------------------------------------------------------------------------



(1)  ORGANIZATION AND PURPOSE:

CAI Equipment Leasing V Corp. (the "Company"), a wholly-owned subsidiary of Capital Associates, Inc. ("CAI"), was incorporated in the State of Colorado on December 15, 1995 for the purpose of acting as general partner of Capital
Preferred Yield Fund-IV, L.P., a Delaware Limited Partnership (the "Partnership"). The primary activity of the Partnership is to acquire equipment on lease to creditworthy lessees. The fiscal year end of the Company is May 31.

As general partner, the Company is primarily responsible for the acquisition, leasing and remarketing of the Partnership's equipment. The Company also provides day-to-day management, accounting, investor relations and other administrative services to the Partnership. The Company has agreed to pay all of the Partnership's organization and offering expenses. The Company is reimbursed by the Partnership for Partnership organization and offering expenses in an amount equal to 4% of gross offering proceeds, which may be more or less than the expenses incurred by the Company.

Capital Associates International, Inc. ("CAII"), a wholly-owned subsidiary of CAI, is committed to contribute cash to the Partnership equal to 1% of gross offering proceeds from the sale of Class A limited partnership interest in exchange for a Class B limited partnership interest.

The Company will receive computer system support and usage, financial management services, and other corporate administrative services from CAII and its affiliates at no cost.

The Company has guaranteed the repayment of certain indebtedness of CAII under the terms of a Continuing Guaranty, Security and Subordination Agreement (the "Agreement"). The amount of the guarantee will not exceed the net worth of the Company, after deducting the note receivable from CAI (the "Note") (as discussed in Note 3). The Agreement grants the counterparty a security interest in all of the existing and future assets of the Company other than the Note to secure repayment of the indebtedness.

CAI EQUIPMENT LEASING V CORP.
(a wholly-owned subsidiary of Capital Associates, Inc.)

NOTES TO BALANCE SHEET (CONTINUED)

MAY 31, 1996
--------------------------------------------------------------------------------

(2)  SIGNIFICANT ACCOUNTING POLICIES:

(a)  Basis of Presentation

The accompanying balance sheet has been prepared on the accrual basis of accounting. The carrying amounts of financial instruments at May 31, 1996 approximate fair value.

(b)  Investment in Capital Preferred Yield Fund-IV, L.P.

The Company's investment in the Partnership is accounted for using the equity method. Income related to the Company's Partnership investment is recorded when earned. Cash distributions received from the Partnership reduce the Company's investment in the Partnership. Income related to management and equipment acquisition services is recorded when earned.

(c)  Organization and Offering Expenses of Capital Preferred Yield Fund-IV, L.P.

The Company has incurred certain expenses in connection with the organization of the Partnership and the registration of Class A limited partnership interests for sale to the public. The Company also has incurred and will continue to incur certain expenses in connection with the offering of Class A limited partnership interests for sale to the public. The Company anticipates recovering these expenses through nonaccountable organization and offering expense reimbursements paid to the Company by the Partnership in connection with the sale of limited partnership interests. In the event the total organization and offering expenses incurred by the Company exceed reimbursements, the excess expenses will be capitalized as an additional investment in the Partnership and amortized over the estimated remaining life of the Partnership.

(d)  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CAI EQUIPMENT LEASING V CORP.
(a wholly-owned subsidiary of Capital Associates, Inc.)

NOTES TO BALANCE SHEET (CONTINUED)

MAY 31, 1996
--------------------------------------------------------------------------------


(e)  Income Taxes

The operations of the Company are included in the consolidated income tax return of CAI. No income tax expense or benefit has been allocated to the Company by CAI. Both the Company and CAI account for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the use of the asset and liability method of accounting for income taxes.

(3)  DEMAND NOTE RECEIVABLE:

The demand note receivable ("Note") is due, on demand, from CAI and is noninterest bearing. The Note represents a portion of the initial capital contribution to the Company by CAI and will be classified as a reduction of stockholder's equity until paid. In addition, CAI has agreed to contribute such additional amount or amounts necessary, if any, to maintain the net worth of the Company and its partnership status for Federal income tax purposes.

CAI presently funds its operations using its recourse credit facility. CAI will be required to maintain compliance with the terms of such facility in order to pay the balance of the Note.

(4)  RELATED PARTY TRANSACTIONS:

Payable to affiliate represents amounts paid on behalf of the Company by CAII for organization and offering expenses of the Partnership.

CAI EQUIPMENT LEASING V CORP.
(a wholly-owned subsidiary of Capital Associates, Inc.)

BALANCE SHEET (UNAUDITED)

AUGUST 31, 1996
--------------------------------------------------------------------------------


Assets
------

Cash                                                                $       900
Organization and offering expenses of
     Capital Preferred Yield Fund-IV, L.P. (Note 2)                     632,270
                                                                    -----------

     Total assets                                                   $   633,170
                                                                    ===========

Liabilities and Stockholder's Equity

Payable to affiliate (Note 4)                                       $   632,170
                                                                    -----------

Commitments and contingencies (Note 1)

Stockholder's equity:
     Common stock $.01 par value, authorized
     issued and outstanding, 1,000 shares                                    10
     Additional paid-in capital                                       1,000,990
     Less demand note receivable from
       Capital Associates, Inc. (Note 3)                             (1,000,000)
                                                                    -----------

     Total stockholder's equity                                           1,000

     Total liabilities and stockholder's equity                     $   633,170
                                                                    ===========










See accompanying notes to balance sheet.

CAI EQUIPMENT LEASING V CORP.
(a wholly-owned subsidiary of Capital Associates, Inc.)

NOTES TO BALANCE SHEET (UNAUDITED)

AUGUST 31, 1996
--------------------------------------------------------------------------------



(1)  ORGANIZATION AND PURPOSE:

CAI Equipment Leasing V Corp. (the "Company"), a wholly-owned subsidiary of Capital Associates, Inc. ("CAI"), was incorporated in the State of Colorado on December 15, 1995 for the purpose of acting as general partner of Capital
Preferred Yield Fund-IV, L.P., a Delaware Limited Partnership (the "Partnership"). The primary activity of the Partnership is to acquire equipment on lease to creditworthy lessees. The fiscal year end of the Company is May 31.

As general partner, the Company is primarily responsible for the acquisition, leasing and remarketing of the Partnership's equipment. The Company also provides day-to-day management, accounting, investor relations and other administrative services to the Partnership. The Company has agreed to pay all of the Partnership's organization and offering expenses. The Company is reimbursed by the Partnership for Partnership organization and offering expenses in an amount equal to 4% of gross offering proceeds, which may be more or less than the expenses incurred by the Company.

Capital Associates International, Inc. ("CAII"), a wholly-owned subsidiary of CAI, is committed to contribute cash to the Partnership equal to 1% of gross offering proceeds from the sale of Class A limited partnership interest in exchange for a Class B limited partnership interest.

The Company will receive computer system support and usage, financial management services, and other corporate administrative services from CAII and its affiliates at no cost.

The Company has guaranteed the repayment of certain indebtedness of CAII under the terms of a Continuing Guaranty, Security and Subordination Agreement (the "Agreement"). The amount of the guarantee will not exceed the net worth of the Company, after deducting the note receivable from CAI (the "Note") (as discussed in Note 3). The Agreement grants the counterparty a security interest in all of the existing and future assets of the Company other than the Note to secure repayment of the indebtedness.

(2)  SIGNIFICANT ACCOUNTING POLICIES:

(a)  Basis of Presentation

The accompanying balance sheet has been prepared on the accrual basis of accounting. The carrying amounts of financial instruments at August 31, 1996 approximate fair value.

CAI EQUIPMENT LEASING V CORP.
(a wholly-owned subsidiary of Capital Associates, Inc.)

NOTES TO BALANCE SHEET (UNAUDITED) (CONTINUED)

AUGUST 31, 1996
--------------------------------------------------------------------------------


(b)  Investment in Capital Preferred Yield Fund-IV, L.P.

The Company's investment in the Partnership is accounted for using the equity method. Income related to the Company's Partnership investment is recorded when earned. Cash distributions received from the Partnership reduce the Company's investment in the Partnership. Income related to management and equipment acquisition services is recorded when earned.

(c)  Organization and Offering Expenses of Capital Preferred Yield Fund-IV, L.P.

The Company has incurred certain expenses in connection with the organization of the Partnership and the registration of Class A limited partnership interests for sale to the public. The Company also has incurred and will continue to incur certain expenses in connection with the offering of Class A limited partnership interests for sale to the public. The Company anticipates recovering these expenses through nonaccountable organization and offering expense reimbursements paid to the Company by the Partnership in connection with the sale of limited partnership interests. In the event the total organization and offering expenses incurred by the Company exceed reimbursements, the excess expenses will be capitalized as an additional investment in the Partnership and amortized over the estimated remaining life of the Partnership.

(d)  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(e)  Income Taxes

The operations of the Company are included in the consolidated income tax return of CAI. No income tax expense or benefit has been allocated to the Company by CAI. Both the Company and CAI account for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the use of the asset and liability method of accounting for income taxes.

CAI EQUIPMENT LEASING V CORP.
(a wholly-owned subsidiary of Capital Associates, Inc.)

NOTES TO BALANCE SHEET (UNAUDITED) (CONTINUED)

AUGUST 31, 1996
--------------------------------------------------------------------------------


(3)  DEMAND NOTE RECEIVABLE:

The demand note receivable ("Note") is due, on demand, from CAI and is noninterest bearing. The Note represents a portion of the initial capital contribution to the Company by CAI and will be classified as a reduction of stockholder's equity until paid. In addition, CAI has agreed to contribute such additional amount or amounts necessary, if any, to maintain the net worth of the Company and its partnership status for Federal income tax purposes.

CAI presently funds its operations using its recourse credit facility. CAI will be required to maintain compliance with the terms of such facility in order to pay the balance of the Note.

(4)  RELATED PARTY TRANSACTIONS:

Payable to affiliate represents amounts paid on behalf of the Company by CAII for organization and offering expenses of the Partnership.

                          Independent Auditors' Report







TO THE STOCKHOLDERS AND DIRECTORS OF
CAPITAL ASSOCIATES, INC.:

We  have  audited  the  accompanying   consolidated  balance  sheet  of  Capital
Associates, Inc. and subsidiaries as of May 31, 1996. This consolidated financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free from material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Capital Associates, Inc. and subsidiaries as of May 31, 1996, in conformity with generally accepted accounting principles.



                                                KPMG Peat Marwick LLP


                                                /s/ KPMG Peat Marwick LLP
                                                -------------------------
Denver, Colorado
July 16, 1996

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
               (Dollars in thousands, except shares and par value)

                                     ASSETS
                                                                         May 31,
                                                                          1996
                                                                         -------


Cash and cash equivalents                                             $   2,851
Receivable from affiliated limited partnerships                           1,849
Accounts receivable, net                                                    945
Equipment held for sale or re-lease                                         177
Residual values, net, and other receivables arising
  from equipment under lease sold to private investors                    3,374
Net investment in direct finance leases                                  14,967
Leased equipment, net                                                    45,285
Investment in affiliated limited partnerships                             8,759
Other                                                                     3,497
Deferred income taxes                                                     1,900
Notes receivable arising from sale-leaseback transactions                 8,409
Discounted lease rentals assigned to lenders arising
      from equipment sale transactions                                   35,498
                                                                      ---------
                                                                      $ 127,511
                                                                      =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Recourse bank debt                                                    $  17,538
Accounts payable - equipment purchases                                   14,071
Accounts payable and other liabilities                                    9,272
Obligations under capital leases arising from
  sale-leaseback transactions                                             8,421
Discounted lease rentals                                                 55,328
                                                                      ---------
                                                                        104,630
                                                                      ---------
Commitments and contingencies (Notes 10, 14 and 15)

Stockholders' equity:
      Common stock, $.008 par value, 15,000,000 shares authorized,
         5,139,000 shares issued                                             32
      Additional paid-in capital                                         17,026
      Retained earnings                                                   6,121
      Treasury stock, at cost                                              (298)
                                                                      ---------
           Total stockholders' equity                                    22,881
                                                                      ---------
                                                                      $ 127,511
                                                                      =========

The accompanying notes are an integral part of this consolidated balance sheet.

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET



1.    Summary of Significant Accounting Policies
      ------------------------------------------

      General Accounting Principles
      -----------------------------

      NATURE OF OPERATIONS

      Capital Associates, Inc. ("CAI" or the "Company") was incorporated as a holding company in October 1986. Its principal operating subsidiary, Capital Associates International, Inc. ("CAII"), is primarily engaged in
      (1) buying, selling, leasing, and remarketing new and used equipment, (2) managing equipment on and off lease, (3) sponsoring, co-sponsoring,
      managing  and  co-managing   publicly-registered   income  funds  and  (4)
      arranging equipment-related financing. The principal market for the Company's activities is the United States.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. For leasing entities, this includes the estimate of residual values, as discussed below.
      Actual results could differ from those estimates.

      PRINCIPLES OF CONSOLIDATION

      The consolidated balance sheet includes the accounts of CAI and its subsidiaries. Intercompany accounts and transactions are eliminated in consolidation.

      The Company has investments in affiliated public income funds (the "PIFs", consisting of both general partnership and subordinated limited partnership interests) and other 50%-or-less owned entities. Such investments are primarily accounted for using the equity method.

      The  parent   company's  assets  consist  solely  of  its  investments  in subsidiaries and it has no liabilities separate from its subsidiaries.

      CASH AND CASH EQUIVALENTS

      Cash and cash equivalents include highly liquid investments with a maturity of three months or less.

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET

1.    Summary of Significant Accounting Policies, continued
      ------------------------------------------

      General Accounting Principles, continued
      -----------------------------

      INCOME TAXES

      The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      EQUIPMENT HELD FOR SALE OR RE-LEASE

      Equipment held for sale or re-lease, recorded at the lower of cost or market value expected to be realized, consists of equipment previously leased to end users which has been returned to the Company following lease expiration.

      RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

      Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, was issued in October 1995. The Company will be required to adopt the new standard no later than fiscal year 1997, although early adoption is permitted. This standard establishes the fair value based method (the "SFAS 123 Method") rather than the intrinsic value based method as the preferred accounting methodology for stock based compensation arrangements. Entities are allowed to (i) continue to use the intrinsic value based methodology in their basic financial statement and provide in the footnotes pro forma net income and earnings per share information as if the SFAS 123 Method had been adopted, or (ii) adopt the SFAS 123 Method. The SFAS 123 Method will result in higher recorded compensation cost for the Company. The Company is continuing to evaluate whether or not it will change to the recognition provisions of SFAS 123.

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET

1.    Summary of Significant Accounting Policies, continued
      ------------------------------------------

      General Accounting Principles, continued
      -----------------------------

      RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS, continued

      The Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of ("SFAS No. 121"), effective June 1, 1995. SFAS No. 121 requires that long-lived assets, including operating leases, and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets, including operating leases, and identifiable intangibles held by the Company is based on the fair value of the asset calculated by discounting the expected future cash flows at an appropriate interest rate. The adoption of this statement did not have a material effect on the Company's financial condition or results of operations.


      EQUIPMENT LEASING AND SALES

      LEASE ACCOUNTING - Statement of Financial Accounting Standards No. 13, Accounting for Leases, requires that a lessor account for each lease by either the direct financing, sales-type or operating lease method. Direct financing and sales-type leases are defined as those leases which transfer substantially all of the benefits and risks of ownership of the equipment to the lessee. The Company currently utilizes (i) the direct financing or the operating lease method for substantially all of the Company's lease originations and (ii) the sales-type or the operating lease method for substantially all lease activity for an item of equipment subsequent to the expiration of the initial lease term. After the origination of a lease, the Company may engage in financing of lease receivables on a non-recourse basis (i.e., "non-recourse debt" or "discounted lease rentals") and/or equipment sale transactions to reduce or recover its investment in the equipment.

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET

1.    Summary of Significant Accounting Policies, continued
      ------------------------------------------

      General Accounting Principles, continued
      -----------------------------

      EQUIPMENT LEASING AND SALES, continued

      The Company's accounting methods and their financial reporting effects are described below:

           Lease Inception

           DIRECT FINANCING LEASES ("DFLs") - The cost of equipment, including initial direct costs ("IDC"), is recorded as net investment in DFLs. Residual values are established at lease inception equal to the estimated value to be received from the equipment following termination of the initial lease (which in certain circumstances includes anticipated re-lease proceeds) as determined by the Company. In estimating such values, the Company considers all relevant information and circumstances regarding the equipment and the lessee.

           OPERATING LEASES ("OLs") - The cost of equipment, including IDC, is recorded as leased equipment and is depreciated on a straight-line basis over the lease term to an amount equal to the estimated residual value at the lease termination date. Residual values are established at lease inception equal to the estimated value to be received from the equipment following termination of the initial lease (which in certain circumstances includes anticipated re-lease proceeds) as determined by the Company. In estimating such values, the Company considers all relevant information and circumstances regarding the equipment and the lessee.

           Transactions Subsequent to Lease Inception

           NON-RECOURSE DISCOUNTING OF RENTALS - The Company may assign the future rentals from leases to financial institutions at fixed interest rates on a non-recourse basis. In return for such assigned future rentals, the Company receives the discounted value of the rentals in cash. In the event of default by a lessee, the financial institution has a first lien on the underlying leased equipment, with no further recourse against the Company. Cash proceeds from such financings are recorded on the balance sheet as discounted lease rentals.

           SALES TO PRIVATE INVESTORS OF EQUIPMENT UNDER LEASE - The Company may sell title to leased equipment that in some cases is subject to existing discounted lease rentals in equipment sale transactions with third-party investors. In such transactions, the investors obtain ownership of the equipment as well as rights to equipment rentals. Upon sale, the Company records equipment sales revenue equal to the sales price of the equipment which may include a residual interest retained by the Company (recorded as an asset at present value using an appropriate interest rate) and records equipment sales cost equal to the carrying value of the related assets (including remaining unamortized IDC).

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET

1.    Summary of Significant Accounting Policies, continued
      ------------------------------------------

      General Accounting Principles, continued
      -----------------------------

      EQUIPMENT LEASING AND SALES, continued

           Other accounts arising from private equity sales include:

                DISCOUNTED LEASE RENTALS, ETC. - Pursuant to FASB Technical Bulletin No. 86-2, although private investors and PIFs may acquire the equipment sold to them by the Company subject to the associated non-recourse debt (i.e., discounted lease rentals), the debt is not removed from the balance sheet unless such debt has been legally assumed by the third-party investors. If not legally assumed, a corresponding asset ("discounted lease rentals assigned to lenders arising from equipment sale transactions") is recorded representing the present value of the end user rentals receivable relating to such transactions.

                SALE-LEASEBACK TRANSACTIONS - In sale-leaseback transactions, the Company leases equipment, obtains non-recourse financing on the equipment, sells the equipment to a third party and leases the equipment back from the third party. Income in a sale-leaseback transaction is deferred and principally amortized over the leaseback term in proportion to the reduction in the leased asset. For financial reporting purposes, a note receivable from the third-party, a capital lease obligation equal to the present value of the leaseback payments and a deferred gain are recorded at the time of the transaction. The Company has not entered into a sale/leaseback transaction since fiscal year 1991.

           Transactions Subsequent to Initial Lease Termination

           After the initial term of equipment under lease expires, the equipment is either sold or released. When the equipment is sold, the remaining net book value of equipment sold is removed and gain or loss recorded. When the equipment is released, the Company utilizes the sales-type method (described below) or the OL method (described above).

           Sales-type Leases
           -----------------

           The excess of the present value of (i) future rentals and (ii) the estimated residual value (collectively, "the net investment") over the carrying value of the equipment subject to the sales-type lease is reflected in operations at the inception of the lease. Thereafter, the net investment is accounted for as a DFL, as described above.

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET

1.    Summary of Significant Accounting Policies, continued
      ------------------------------------------

      General Accounting Principles, continued
      -----------------------------

      ALLOWANCE FOR LOSSES

      An allowance for losses is maintained at levels determined by management to adequately provide for any other than temporary declines in asset values. In determining losses, economic conditions, the activity in used equipment markets, the effect of actions by equipment manufacturers, the financial condition of lessees, the expected courses of action by lessees with regard to leased equipment at termination of the initial lease term, and other factors which management believes are relevant, are considered. Asset chargeoffs are recorded upon the termination or remarketing of the underlying assets. Assets are reviewed quarterly to determine the adequacy of the allowance for losses.

      The Company evaluates the realizability of the carrying value of its investment in its PIFs based upon all estimated future cash flows from the PIFs. As a result of such analyses, certain distributions have been accounted for as a recovery of cost instead of income.

2.    Residual  Values and Other  Receivables Arising from Equipment Under Lease
      --------------------------------------------------------------------------
      Sold to Private Investors
      -------------------------

      As of May 31, 1996 the equipment types for which the Company recorded the present value of the estimated residual values and other receivables arising from private sales of equipment under lease were (in thousands):

                      Description                                          1996
                      -----------                                         ------

      Mining, manufacturing and material handling                         $1,798
      Furniture and fixtures                                               1,220
      Aircraft                                                               136
      Other miscellaneous equipment                                          190
                                                                          ------

      Total equipment residuals                                            3,344
      Notes receivable due directly from investors                            30
      End user rentals under existing leases assigned
        to the Company by investors                                            -
                                                                          ------
                                                                          $3,374
                                                                          ======

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET

2.    Residual  Values and Other  Receivables Arising from Equipment Under Lease
      --------------------------------------------------------------------------
      Sold to Private Investors, continued
      -------------------------

      Residual values and other receivables arising from equipment under lease sold to private investors were net of an allowance for doubtful accounts of $258,000 as of May 31, 1996.

      In certain sale transactions, the Company agreed to certain hold backs related to the lessee's performance. Pursuant to such agreements, a portion of the sales proceeds was placed in an interest-bearing escrow account until such time as the performance objectives are met. Escrowed amounts related to these transactions were $645,000 at May 31, 1996 and are included in Other Assets in the accompanying Consolidated Balance Sheet.


3.    Net Investment in DFLs
      ----------------------

      The components of the Company's net investment in DFLs as of May 31, 1996 were (in thousands):

                                                                         1996
                                                                       --------
      Minimum lease payments receivable                                $ 15,234
      Estimated residual values                                           2,139
      IDC                                                                   124
      Less unearned income                                               (2,530)
                                                                       --------
                                                                       $ 14,967
                                                                       ========

4.    Leased Equipment, net
      ---------------------

      The Company's investment in equipment under OLs, by major classes, as of May 31, 1996 were (in thousands):
                                                                         1996
                                                                       --------

      Material handling                                                $ 29,793
      Other technology and communication equipment                        8,807
      Aircraft                                                            4,901
      Other                                                               4,451
      Furniture and fixtures                                              3,825
      IBM processors and peripheral computer equipment                    3,220
      Mining equipment                                                       15
      IDC                                                                   487
                                                                       --------
                                                                         55,499
      Less accumulated depreciation                                      (9,094)
      Less allowance for losses                                          (1,120)
                                                                       --------
                                                                       $ 45,285
                                                                       ========

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


5.    Future Minimum Lease Payments
      -----------------------------

      Future minimum lease payments receivable from noncancelable leases on equipment owned by the Company as of May 31, 1996, are as follows (in thousands):

           Years Ending May 31                         DFLs               OLs
           -------------------                      ---------          --------

                1997                                 $  7,781          $ 13,317
                1998                                    3,305            10,331
                1999                                    2,215             7,356
                2000                                    1,570             5,195
               Thereafter                                 363             7,465
                                                     --------          --------
                                                     $ 15,234          $ 43,664
                                                     ========          ========

6.    Notes  Receivable  and  Obligations  Under  Capital  Leases  Arising  from
      --------------------------------------------------------------------------
      Sale-leaseback Transactions
      ---------------------------

      In sale-leaseback transactions, the leaseback payments are generally equal in amount to the principal and interest payments due under the note receivable and, accordingly, the notes receivable and obligations under capital leases arising from sale-leaseback transactions do not represent future net cash inflows or outflows of the Company.

      Aggregate maturities of notes receivable and obligations under capital leases arising from sale-leaseback transactions outstanding as of May 31, 1996 are as follows (in thousands):

                                                      Notes
           Years Ending May 31                      Receivable       Obligations
           -------------------                      ----------       -----------

                1997                                  $ 7,666          $ 7,673
                1998                                      743              748
                                                      -------          -------
                                                      $ 8,409          $ 8,421
                                                      =======          =======

      Notes receivable and obligations arising from sale-leaseback transactions bear interest at rates ranging from 10% to 12%.

7.    Significant Customer and Concentration of Credit Risk
      -----------------------------------------------------

      One customer accounted for 42% of the Company's revenues in fiscal year 1996. No customer accounted for at least 10% of the Company's revenues in fiscal years 1995 and 1994.

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET

7.    Significant Customer and Concentration of Credit Risk, continued
      -----------------------------------------------------

      The Company leases various types of equipment to companies in diverse industries throughout the United States. To minimize credit risk, the Company generally leases equipment to (i) companies that have a credit rating of not less than Baa as determined by Moody's Investor Services, Inc., or comparable credit ratings as determined by other recognized credit rating services, or (ii) companies, which although not rated by a recognized credit rating service or rated below Baa, are believed by the Company to be sufficiently creditworthy to satisfy the financial obligations under the lease.

      At May 31, 1996, equipment under OLs and DFLs owned by the Company was leased to companies with the following credit ratings:

                                                             Percentage of the
                                                             net book value of
                Credit Rating                              equipment under lease

      Baa (or equivalent) or above                                  91%
      Below Baa (or equivalent)                                      1
      In bankruptcy (see Footnote 15 to Notes
        to Consolidated Financial Statements)                        8
                                                                   ---
                                                                   100%
                                                                   ===


8.    Discounted Lease Rentals
      ------------------------

      Discounted lease rentals outstanding at May 31, 1996 bear interest at rates between 5% to 17%. Aggregate maturities of such non-recourse obligations are (in thousands):

           Years Ending May 31:

                1997                                                $ 28,870
                1998                                                  15,664
                1999                                                   7,648
                2000                                                   3,146
                                                                    --------
                                                                    $ 55,328
                                                                    ========

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


9.    Recourse Bank Debt
      ------------------

      The Company extended its recourse bank debt and revolving credit facilities (the "Bank Facility") on January 31, 1996. The lender group currently consists of Norwest Bank Colorado, National Association, Agent, Norwest Equipment Finance, Inc., Collateral Agent, Wells Fargo Bank, N.A., The Sumitomo Bank, Limited and The First National Bank of Boston. The Borrower under the Bank Facility is Capital Associates International, Inc. ("CAII"), a wholly-owned subsidiary of the Company.

      The Bank Facility consists of three components, a term loan facility (the "Term Loan"), a revolving working capital credit facility (the "Working Capital Facility") and a revolving warehousing credit facility (the "Warehouse Facility"). The principal terms of the three facilities are as follows (in thousands):



                                                                       Working Capital
                                                  Term Loan               Facility           Warehouse Facility     Total Borrowings
                                              -----------------       -----------------      ------------------     ----------------

      Maturity Date                           November 30, 1997       November 30, 1996      November 30, 1996            N/A

      Maximum amount                             $ 13,000                 $  5,000           lesser of $ 32,000           N/A
                                                                                              or borrowing base

      Borrowings at May 31, 1996                    6,500                        0                  11,038            $  17,538
                                                 --------                 --------                --------            =========

      Potential availability at May 31, 1996        N/A                   $  5,000                $ 20,962                N/A
                                                 ========                 ========                ========

      Borrowings at May 31, 1995                 $ 10,833                 $  1,531                $ 12,156            $  24,520
                                                 ========                 ========                ========            =========

      Interest rate at May 31, 1996           Prime* plus .75%**      Prime* plus .75%       Prime* plus .50%

       * Agent's Prime at May 31, 1996 was 8.25%.

      ** As required by the Bank  Facility,  CAII has acquired,  at its own cost
         (of $59,500), a 36-month interest rate cap contract at 10.5% with respect to 50% of the principal balance of the Term Loan.


      Principal reductions under the Term Loan are scheduled to occur as follows (in thousands):

         Fiscal year ending May 31, 1997                                $  4,333
         Fiscal year 1998 through November 30, 1997                        2,167
                                                                        --------

                                                                        $  6,500
                                                                        ========

      The Bank Facility (1) is collateralized by all of CAII's assets and (2) is senior, in order of priority, to all of CAII's indebtedness, subject to certain limited exceptions. The Company and certain of the Company's and CAII's subsidiaries have guaranteed CAII's obligations under the Bank Facility and have pledged all of their assets, with limited exceptions, to collateralize their guarantees. The Bank Facility restricts CAII's ability to pay dividends or loan or advance funds to the Company.

      As of May 31, 1996, the Company was in compliance with the terms of the Bank Facility.

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET

10.   Related Parties
      ---------------

      PIFs:

      The Company sponsors or co-sponsors seven PIFs that purchase equipment under lease from the Company. The Company, through its PIF general partner subsidiaries, acts as either a general partner or co-general partner of each PIF for which it receives general partner distributions and management fees. The Company, through CAII, also acts as the Class B limited partner of each PIF for which it receives Class B limited partner distributions. The Class B limited partner is required to make subordinated limited partnership investments in the PIFs. The Class B limited partner made approximately $0.3 million of cash contributions during the fiscal year ended May 31, 1996 and has a maximum remaining obligation to make further cash contributions of approximately $0.5 million for all of the existing PIFs (which relates solely to CPYF IV). Also, as of May 31, 1996, the Company sold approximately $1 million of equipment under lease to CPYF IV for a note receivable that was paid on June 13, and July 11, 1996.


11.   Income Taxes
      ------------

      Significant components of the Company's deferred tax liabilities and assets as of May 31, 1996 were as follows (in thousands):


                                                                                    1996
                                                                                   ------
      Deferred income tax liabilities:
         Direct finance leases accounted for as operating leases for income tax purposes, and equipment depreciation for tax
           purposes in excess of financial reporting depreciation                 $ 2,000
         Residual values and other receivables arising from equipment under lease sold to private investors recognized for
            financial reporting purposes, but not for tax reporting purposes        1,300
                                                                                  -------
         Total deferred income tax liabilities                                      3,300
                                                                                  -------
      Deferred income tax assets:
         Other assets and liabilities, net                                          1,800
         Investment tax credit carryforwards                                        1,900
         AMT credit carryforwards                                                   3,300
                                                                                  -------
         Total deferred income tax assets                                           7,000
      Valuation allowance for deferred income tax assets                           (1,800)
                                                                                  -------
         Net deferred income tax assets                                             5,200
                                                                                  -------
      Net deferred income tax asset (liability)                                   $ 1,900
                                                                                  =======

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET

11.   Income Taxes, continued
      ------------

      The Company has established a valuation allowance for deferred taxes due to the uncertainty that the full amount of the ITC carryforward will be utilized prior to expiration. The Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the remaining deferred tax assets.

      At May 31, 1996, the Company had an ITC carryforward of $1.9 million, net, which expires from 1997 through 2001, and AMT credits of $3.3 million.
      Under present federal tax law, AMT credits may be carried forward indefinitely and may be utilized to reduce regular tax liability to an amount equal to AMT liability.


12.   Common and Preferred Stock
      --------------------------

      The Company has authority to issue 2,500,000 shares of preferred stock at $0.008 par value. At May 31, 1996, no shares of preferred stock had been issued.

      Reverse Split

      On November 2, 1995, after obtaining the necessary Board of Director and stockholder approvals, the Company amended its Certificate of Incorporation to effect a reverse split of its common stock pursuant to which each share of common stock issued and outstanding immediately prior to the effective date of the reverse split was automatically reclassified as, and changed into, one-half (1/2) share of common stock. The reverse split did not change (1) the par value of the common stock (which remains $.008 per share after the reverse split), (2) the authorized number of shares of common stock (which remains at 15,000,000 shares after the reverse split) or (3) the voting rights of the common stock (which remain at one vote per share of common stock after the reverse split). Fractional shares of common stock created in the reverse split were redeemed for cash pursuant to the formula set forth in the Certificate of Amendment to the Certificate of Incorporation of the Company. Accordingly, all share and per share data, as appropriate, reflect the effects of this reverse split for all periods presented.

      Change in Control of Registrant

      On November 10, 1995, MCC Financial ("MCC") acquired voting control of the Company through a private stock transaction and the delivery of proxies for shares of common stock subject to purchase in the future pursuant to agreements (the "Stock Purchase Agreements") executed by and between MCC and the Company's Principal Stockholders.

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET

12.   Common and Preferred Stock, continued
      --------------------------

      Change in Control of Registrant

      Pursuant to these Stock Purchase Agreements, MCC acquired 65,120 shares of common stock for a purchase price of $3.30 per share or an aggregate amount of $214,896. In addition, MCC acquired the right to purchase an additional 1,245,000 shares of common stock in the future for an aggregate purchase price of approximately $4.5 million.

      On January 9 and 10, 1996, MCC completed the purchase of 550,000 shares of common stock for a purchase price of $3.30 per share or an aggregate amount of $1,815,000.


13.   Stock Options
      -------------

      The Company has a qualified incentive stock option plan whereby stock options may be granted to employees to purchase shares of the Company's common stock at prices equal to 100% of the estimated fair value at the date of grant. The Company has a non-qualified plan covering all directors except the CEO.

      At May 31, 1996, the Company had 693,000 options outstanding, of which 641,000 were exercisable at prices ranging from $0.68 and $2.4376.

14.   Legal Proceedings
      -----------------

      MBANK LITIGATION. The MBank Litigation was settled on August 16, 1995 with the exception of the claims asserted by Bank One, N.A., ("Bank One") in its first amended complaint ("Bank One's Amended Complaint"). Bank One's Amended Complaint does not assert any money damage claims against the Company. The Company has filed a motion requesting dismissal of the claims asserted against the Company in Bank One's Amended Complaint. As of July 16, 1996, the court has not ruled on (i) the Company's motion or (2) the pending summary judgment motions of Bank One and FDIC concerning ownership of the equipment.

      On August 23, 1995, the Company received $10.8 million in settlement of its claims in connection with the MBank Litigation. In accordance with the terms of the settlement, on August 28, 1995, the Company delivered $2.2 million to Bank One in repayment of the monies received from Bank One in 1992 (along with interest thereon). On September 8, 1995, Bank One, which is pursuing its lawsuit to obtain title to the MBank Equipment, rejected the tender and returned the $2.2 million to the Company (while purporting to reserve all rights to make a claim to such funds in the future). On September 12, 1995, the Company deposited the $2.2 million returned by Bank One in an escrow account with Norwest Bank, N.A., pending resolution of Bank One's ongoing claims.

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET

14.   Legal Proceedings, continued
      -----------------

      HEMMETER LITIGATION. In June 1995, Grand Palais Riverboat, Inc. (the "Lessee"), failed to make lease payments due under its lease with the Company. In July 1995, the Lessee filed for bankruptcy protection. In October 1995, the Company obtained a judgment against the Guarantors
      (Hemmeter Enterprises, Inc., two subsidiaries and two individual guarantors) for the amounts due under the lease plus fees and late charges, in the total amount of approximately $4 million. In November 1995, the corporate Guarantors filed for bankruptcy protection.

      In the fourth quarter of fiscal year 1996, the Company finalized a settlement agreement with the corporate Guarantors in connection with the payment of the Company's judgment and settlement of other pending claims by the Company. Pursuant to the settlement agreement, the Company received two promissory notes, one payable over two and one-half years and one payable over five years, for the judgment amount plus interest at 9% per annum. Payments received by the Company from the sale of the equipment on lease to the Lessee (discussed in the following paragraph) are to be credited against payments due under the five-year note.

      During the fourth quarter of fiscal year 1996, the Company finalized an agreement to sell the equipment which had been leased to the Lessee to the purchaser of the Lessee's riverboat gaming operations for approximately $2.5 million. The purchase price will be paid pursuant to the terms of an eighteen month promissory note in monthly installments (or in a lump-sum payment of approximately $2.3 million to be paid not later than August 1, 1996 in full satisfaction of the note) and is secured by a first priority security interest in the equipment.

      OTHER LITIGATION. The Company is also involved in routine legal proceedings incidental to the conduct of its business. Management believes that none of these legal proceedings will have a material adverse effect on the financial condition or operations of the Company.

15.   Commitments
      -----------

      The Company leases office space under long-term non-cancelable operating leases. The leases contain renewal options and provide for annual escalation for utilities, taxes and service costs.

      Minimum future rental payments required by such leases are as follows (in thousands):

          Year Ending May 31,

              1997                                      $   429
              1998                                          377
              1999                                          350
              2000                                          321
                                                        -------
                                                        $ 1,477
                                                        =======

16.   Disclosures about Fair Value of Financial Instruments
      -----------------------------------------------------

      The following disclosure of the estimated fair value of financial instruments was made in accordance with Statements of Financial Standards No. 107 ("SFAS No. 107"), Disclosures about Fair Value of Financial Instruments. SFAS No. 107 specifically excludes certain items from its disclosure requirements such as the Company's investment in leased assets. Accordingly, the aggregate fair value amounts presented are not intended to represent the underlying value of the net assets of the Company.

      The carrying amounts at May 31, 1996 for cash and cash equivalents, accounts receivable, residual values and other receivables arising from equipment under lease sold to private investors, recourse bank debt and accounts payable and other liabilities approximate their fair values due to the short maturity of these instruments, or because the related interest rates approximate current market rates.

      As of May 31, 1996, discounted lease rentals and discounted lease rentals assigned to lenders arising from equipment sale transactions of $55,328,000 and $35,498,000, respectively, have fair values of $54,460,000 and $34,941,000, respectively. The fair values were estimated utilizing market rates of comparable debt having similar maturities and credit quality as of May 31, 1996.

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)
                             (Dollars in thousands)

                                     ASSETS

                                                                      August 31,
                                                                        1996
                                                                     -----------

      Cash and cash equivalents                                      $   2,531
      Receivables from affiliated limited partnerships                     798
      Accounts receivable, net                                             705
      Equipment held for sale or re-lease                                  188
      Residual values and other receivables arising from equipment
          under lease sold to private investors                          3,725
      Net investment in direct finance leases                           13,355
      Leased equipment, net                                             55,539
      Investments in affiliated limited partnerships                     8,463
      Other                                                              3,225
      Deferred income taxes                                              1,723
      Notes receivable arising from sale-leaseback transactions          5,639
      Discounted lease rentals assigned to lenders arising from
          equipment sale transactions                                   35,865
                                                                     ---------
                                                                     $ 131,756
                                                                     =========

                            LIABILITIES AND STOCKHOLDERS' EQUITY

      Recourse bank debt                                             $  17,567
      Accounts payable - equipment purchases                            22,825
      Accounts payable and other liabilities                             9,224
      Obligations under capital leases arising
        from sale-leaseback transactions                                 5,649
      Discounted lease rentals                                          53,603
                                                                     ---------
                                                                       108,868
                                                                     ---------
      Stockholders' equity:
          Common stock                                                      32
          Additional paid-in capital                                    16,895
          Retained earnings                                              6,259
          Treasury stock                                                  (298)
                                                                     ---------
               Total stockholders' equity                               22,888
                                                                     ---------
                                                                     $ 131,756
                                                                     =========







                   The accompanying notes are an integral part
                       of this consolidated balance sheet.

                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET
                                   (Unaudited)



1.  Basis of Presentation
    ---------------------

    The accompanying  unaudited  consolidated balance sheet has been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, it does not include all of the information and disclosures required by generally accepted accounting principles for annual balance sheets. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. For further information, please refer to the financial statements of Capital Associates, Inc. (the "Company"), and the related notes, included within the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (the "1996 Form 10-K"), previously filed with the Securities and Exchange Commission.

2.  Hemmeter Litigation
    -------------------

    In connection with the Hemmeter Litigation (which is discussed in Footnote 15 to Notes to Consolidated Financial Statements to the 1996 Form 10-K), on July 29, 1996, the Company received approximately $2 million from the sale of the equipment which had been leased to Grand Palais Riverboat, Inc. (the "Lessee") to the purchaser of the Lessee's riverboat gaming operations.

                                                                      EXHIBIT D

                            PRIOR PERFORMANCE TABLES

          The following unaudited Tables update certain information relating to the six prior public programs sponsored by CAI. See "PERFORMANCE OF PRIOR
INVESTMENT PROGRAMS" in the text of the Prospectus and Exhibit B to the Prospectus for earlier information about such programs. All of the six prior public programs were structured as limited partnerships, purchased a diversified portfolio of equipment subject to Triple Net Leases to the end users of such equipment, reinvested substantial portions of cash from operations by purchasing additional equipment subject to Triple Net Leases and expect to liquidate their portfolios and make liquidating distributions to investors within eight years of the date their respective offering period is terminated. Thus, they have investment objectives similar to those of the Partnership.

          The Tables consist of:

Table I                 Experience in Raising and Investing
                        Funds:  Presents general information
                        relating to prior partnerships.

Table II                Compensation to General Partner and
                        Affiliates: Summarizes compensation paid in connection with prior partnerships.

Table III               Annual Operating Results:  Summarizes
                        certain operating results for the last
                        five years for each prior partnership.

Table IV                Sales or Dispositions of Equipment by
                        Prior Public Programs: Summarizes sales proceeds, profit or loss and holding periods for equipment sold.

Table V                 Historic Cash Distributions: Presents
                        annual gross cash distributions for each prior partnership.

Table VI                Historic Taxable Gain (Loss):  Presents
                        gross annual taxable gain (loss) for
                        each prior partnership.

Table VII               Information Regarding Prior Program
                        Lessees: Lists names of Lessees and
                        distribution of equipment by industry.


          PURCHASERS OF UNITS WILL HAVE NO OWNERSHIP INTEREST IN THE INVESTMENTS DESCRIBED IN THE FOLLOWING TABLES. PROSPECTIVE INVESTORS SHOULD NOT CONSTRUE THE INCLUSION OF THIS INFORMATION AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE PARTNERSHIP.

                                     TABLE I
                    Experience in Raising and Investing Funds
                           (on a Percentage Basis)(1)
                                   (Unaudited)
                               As of June 30, 1996


                                     Leastec                                PaineWebber          Capital               Capital
                                  Income Fund           Northstar            Preferred          Preferred             Preferred
                                       V              Income Fund I          Yield Fund         Yield Fund          Yield Fund II
                                 ---------------   -------------------  ------------------  -------------------   ------------------

Dollar Amount Offered            $55,000,000       $150,000,000         $75,000,000         $100,000,000          $65,000,000
Dollar Amount Raised (100%)      $50,368,000       $ 52,401,000         $71,064,000         $ 63,660,750          $33,943,500

Less Offering Expenses:
  Selling Commissions                     10.00%             10.00%               9.70%               10.00%               10.00%
  Retained by Affiliates                   0.00%              0.00%               0.00%                0.00%                0.00%
  Organizational Expenses                  0.26%              0.00%               0.00%                0.00%                0.00%
  Offering Expenses                        4.74%              3.00%(2)            3.00%(2)             3.14%(2)             4.37%(2)
Reserves                                   0.00%              1.00%               0.25%                0.00%                1.00%
                                          -----              -----               -----                -----                -----
Percent Available for Investment          85.00%             86.00%              87.05%               86.86%               84.63%

Acquisition Costs:
  Cash Down Payment                       81.69%             83.85%              84.88%               83.45%               81.45%
  Acquisition Fees                         3.31%              2.15%               2.17%                3.41%                3.18%
                                          -----              -----               -----                -----                -----
Total Acquisition Cost(3)                 85.00%             86.00%              87.05%               86.86%               84.63%

Percent Leverage (4)                      39.00%              0.00%               0.00%               46.00%               46.15%
Date Offering Began                      10/01/87           11/23/88            05/21/90             01/05/90             04/15/92
Length of Offering                        24 mos.             6 mos.             11 mos.              24 mos.              24 mos.
Months to Invest 90% of
  Amount Available for
  Investment (measured from
  beginning of offering)                  26 mos.             6 mos.             22 mos.              28 mos.              26 mos.

------------------------------

                                           Capital
                                          Preferred
                                        Yield Fund III
                                    ---------------------
Dollar Amount Offered
Dollar Amount Raised (100%)         $   50,000,000
                                    $   50,000,000
Less Offering Expenses:
  Selling Commissions
  Retained by Affiliates                        10.00%
  Organizational Expenses                        0.00%
  Offering Expenses                              0.00%
Reserves                                         4.32%(2)
                                                 1.00%
Percent Available for Investment       --------------
                                                84.68%
Acquisition Costs:
  Cash Down Payment
  Acquisition Fees                              81.86%
                                                 2.82%
Total Acquisition Cost(3)              --------------
                                                84.68%
Percent Leverage (4)
Date Offering Began                             46.17%
Length of Offering                             04/16/94
Months to Invest 90% of                         24 mos.
  Amount Available for
  Investment (measured from
  beginning of offering)
                                                26 mos.
-----------------------------
(1) The percentages are based on the assumption that all fees and expenses of the offering were paid from the proceeds of the offering and not from the proceeds of borrowings.
(2)       Combined  Organizational and Offering  Expenses.
(3)       Includes amounts allocated to working capital reserves.
(4) Percentage leverage is calculated by dividing the principal amount of indebtedness by the total cost of the equipment.

                                    TABLE II
                 Compensation to General Partner and Affiliates
                                   (Unaudited)
                               As of June 30, 1996

                                                                        Leastec      Northstar        PaineWebber         Capital
                                                                        Income        Income          Preferred          Preferred
                                                                        Fund V        Fund I          Yield Fund         Yield Fund
                                                                     -----------     -----------     -----------        ------------

Date offering commenced                                                10/01/87       11/23/88        5/21/90             1/05/90

Dollar amount raised                                                 $50,368,000     $52,401,000     $71,064,000        $63,660,750

Amount paid to General Partner and Affiliates:
  Commissions(1)                                                       5,036,800       5,240,100       6,893,208          6,366,075
  Acquisition fees                                                     3,631,407       1,593,944       2,825,799          5,146,564
  Organization and offering expense allowance                          2,518,400       1,572,030       2,131,920          2,000,061

Dollar amount of cash generated from operations before deducting
 payments to General Partner and Affiliates                           75,545,616      65,258,357      93,929,532        109,531,734

Amount paid to General Partner and Affiliates from operations:
  Management fees                                                      4,508,257       1,940,369       3,445,804          6,400,890
  Reimbursements                                                       1,047,941         675,970         104,423            659,336

Dollar amount of property sales before deducting payments to
 General Partner and Affiliates                                       11,722,581      10,437,351      10,061,530         12,139,624

Amount paid to General Partner and Affiliates from property sales:
  Resale fees                                                                -0-              -0-             -0-                -0-
  Management fees                                                            -0-              -0-             -0-                -0-

Promotional interest (cash distribution) to General Partner            2,247,111       1,995,226       3,218,846          2,303,553

                                                                        Capital           Capital
                                                                       Preferred         Preferred               Other
                                                                     Yield Fund-II     Yield Fund-III           Programs
                                                                     -------------     --------------          ----------
Date offering commenced                                                 4/15/92            4/16/94                -0-

Dollar amount raised                                                 $33,943,500        $50,000,000               -0-

Amount paid to General Partner and Affiliates:
  Commissions(1)                                                       3,394,350          5,000,000               -0-
  Acquisition fees                                                     2,566,761          2,357,226               -0-
  Organization and offering expense allowance                          1,483,994          2,184,603               -0-

Dollar amount of cash generated from operations before deducting
 payments to General Partner and Affiliates                           36,073,602         14,971,163               -0-

Amount paid to General Partner and Affiliates from operations:
  Management fees                                                        861,364            316,155               -0-
  Reimbursements                                                         331,902            179,037               -0-

Dollar amount of property sales before deducting payments to
 General Partner and Affiliates                                        2,235,185            435,815               -0-

Amount paid to General Partner and Affiliates from property sales:
  Resale fees                                                                 -0-                -0-              -0-
  Management fees                                                             -0-                -0-              -0-

Promotional interest (cash distribution) to General Partner              120,593             56,516            754,288(2)

--------------------
(1) Affiliates of the sponsor re-allocated $4,153,665; $5,240,100; $6,893,208; $5,577,777; $2,980,399 and $4,316,003 of commissions to unaffiliated broker-dealers with respect to Leastec Income Fund V, Northstar Income Fund I, PaineWebber Preferred Yield Fund, Capital Preferred Yield Fund, Capital Preferred Yield Fund-II and Capital Preferred Yield Fund-III.

(2) Reflects aggregate payments to the sponsor in 1995 through 1993 with respect to nine other programs.

                                    TABLE III
                            Annual Operating Results
                     For the Six Months Ended June 30, 1996
                                   (Unaudited)
                                   Page 1 of 2


                                         Leastec      NorthStar      PaineWebber       Capital         Capital           Capital
                                          Income       Income      Preferred Yield    Preferred        Preferred        Preferred
                                          Fund V       Fund I           Fund          Yield Fund     Yield Fund-II    Yield Fund-III
                                        ----------    ----------   ---------------    ----------     -------------    --------------

Gross Revenues                          $1,389,524    $1,041,333     $7,854,169       $5,544,085       $4,995,467      $6,973,433
Profit (loss) on sale
  of properties                             90,854       267,101        407,129          392,099           85,916         110,831
Less:  Operating expenses                  302,905       222,013        962,977        1,454,926          743,497         296,194
       Interest expense                     76,299           -0-        685,503          357,304          533,532         719,272
       Depreciation                        749,140       656,661      4,750,265        3,480,236        3,666,019       4,927,197
       Direct Services from
         General Partner(s)                 35,502        36,152         12,500           56,324           73,439          48,564
                                         ---------     ---------      ---------        ---------        ---------       ---------
Net income (loss)                          316,532       393,608      1,960,043          587,394           64,896       1,093,037
Taxable income (loss)                           (5)           (5)            (5)              (5)              (5)             (5)
   - from operations                            (5)           (5)            (5)              (5)              (5)             (5)
   - from gain (loss) on sale                   (5)           (5)            (5)              (5)              (5)             (5)
Cash generated (deficiency)
  from operations                        1,293,967     1,076,156      5,808,801        6,259,640        4,515,811       7,402,467
Cash generated from sales                  460,181       713,692      1,271,113        2,030,076          988,179         435,815
Cash generated from refinancing                 -0-           -0-            -0-              -0-              -0-             -0-
                                         ---------     ---------     ----------        ---------        ---------     -----------
Cash generated from operations,
  sales and refinancing                  1,754,148     1,799,848      7,079,914        8,289,716        5,503,990       7,838,282
Less cash distributions to investors:
   - from operating cash flows           1,017,558     1,945,138      5,680,503        4,622,570        2,053,813       2,365,475
   - from sales and refinancing                 -0-           -0-            -0-              -0-              -0-             -0-
   - from other                                 -0-           -0-            -0-              -0-              -0-             -0-
                                         ---------     ---------    -----------        ---------        ---------      ----------
Cash generated (deficiency)
  after cash distributions                 736,590      (155,290)      1,399,411        3,667,146        3,450,177      5,472,807


                            Annual Operating Results
                     For the Six Months Ended June 30, 1996
                                   (Unaudited)
                                   Page 2 of 2


                                         Leastec      NorthStar      PaineWebber      Capital        Capital           Capital
                                          Income       Income      Preferred Yield   Preferred       Preferred        Preferred
                                          Fund V       Fund I           Fund         Yield Fund    Yield Fund-II    Yield Fund-III
                                        ----------    ----------   ---------------   ----------    -------------    --------------

Less Special items (not including
  sales and refinancing):
   Purchase of equipment                       -0-          -0-      5,834,856         496,235         2,921,746       14,497,042
   Net change in partnership debt         835,015           -0-      1,124,688       3,001,186        (1,838,514)        (977,171)
   Other (1)                               10,248           -0-       (534,547)        101,483           216,791       (9,209,518)
                                         --------          ---      ----------      ----------        ----------      -----------
Cash generated (deficiency) after cash
   distributions and special items       (108,673)    (155,290)     (5,025,586)         68,242         2,150,154        1,162,464
Tax & Distribution Data per $1,000
  Invested(2):
   Federal Income Tax Results:
   Ordinary income (loss)                      (5)          (5)             (5)             (5)               (5)              (5)
     -from operations                          (5)          (5)             (5)             (5)               (5)              (5)
     -from recapture                           (5)          (5)             (5)             (5)               (5)              (5)
   Capital gain (loss)                         (5)          (5)             (5)             (5)               (5)              (5)
Cash distribution to Investors
   Source (on GAAP basis):
     - investment income                        6.38         7.51           27.58            9.29              1.93            21.94
     - return of capital                       14.14        29.61           52.35           63.82             59.15            25.54
Source (on cash basis):
     - sales                                   -0-           0.00           -0-             -0-               -0-              -0-
     - refinancing                             -0-          -0-             -0-             -0-               -0-              -0-
     - operations                              20.52        37.12           79.94           73.11             61.08            47.48
     - other                                   -0-          -0-             -0-             -0-               -0-              -0-
Original portfolio remaining (3)               28%          -0%             34%             50%               85%              99%
Current portfolio amount as a
  percentage of original portfolio
(4)                                            49%          22%            103%             80%              102%             129%


------------------------------

(1) Includes increases/decreases to direct finance leases and/or redemption of capital units.
(2) Excludes the units redeemed by the partnership pursuant to the Limited Partnership Agreement, if any.
(3) Original total acquisition cost of original equipment retained, divided by original total acquisition cost of all original equipment acquired.
(4) Current portfolio amount is calculated by dividing original cost of equipment portfolio at year end by total cost of the original equipment acquired.
(5)       To be calculated at December 31, 1996 for the annual period.

                                    TABLE IV
           Sales or Dispositions of Equipment by Prior Public Programs
                                   (Unaudited)
                     For the Six Months Ended June 30, 1996
                                   Page 1 of 2

The following table sets forth the sales and dispositions of equipment by the Prior Public Programs on various types of equipment.


                                                                                                                  Holding Period(4)
                                                                                   Excess       GAAP Profit     --------------------
                                    Year of        Net          Unrecovered     (Deficiency)     (Loss) on        Average    Range
            Equipment                Sales     Proceeds (1)       Cost (2)      of Proceeds      Sales (3)      Term (mos.) (Months)
            ---------               -------    ------------     -----------     ------------    -----------     ----------- --------

Leastec Income Fund V
---------------------
  Data Processing Equipment          1996      $  165,508       $  (144,388)     $  309,896      $ 93,037        57          34-84
  Mining Equipment                   1996         284,000           (62,573)        346,573       284,000        65          64-67
  Manufacturing Equipment            1996           1,500           (86,554)         88,054         1,500        57          27-86
                                               ----------       -----------      ----------      --------

         TOTALS                                $  451,008       $  (293,514)     $  744,522      $378,537
                                               ==========       ===========      ==========      ========

NorthStar Income Fund I
-----------------------
  Manufacturing Equipment            1996      $  447,272       $  (799,141)     $1,276,413      $108,218        44          35-80
  Transportation Equipment           1996         235,000          (543,893)        778,893       164,985        53          50-54
  Data Processing Equipment          1996           1,420          (182,438)        183,858         1,415        67          57-80
                                               ----------       -----------      ----------      --------

           TOTALS                              $  713,692       $(1,525,472)     $2,239,164      $274,617
                                               ==========       ===========      ==========      ========

PaineWebber Preferred Yield Fund
--------------------------------
  Data Processing Equipment          1996      $    5,841       $    20,452      $  (14,610)     $  5,841        35          36-66
  Manufacturing Equipment            1996       1,139,072           (92,093)      1,231,165       328,439        54          24-65
  Transportation Equipment           1996          74,900              (546)         75,446        33,297        53            53
  Office Technology Equipment        1996          49,800             6,637          43,163        42,783        63            63
  Medical Equipment                  1996           1,500           (57,629)         59,129         1,500        25          24-28
                                               ----------       -----------      -----------     --------

         TOTALS                                $1,271,113       $  (123,179)     $1,394,292      $409,860
                                               ==========       ===========      ==========      ========

                                    TABLE IV
          Sales or Dispositions of Equipment by Prior Public Programs
                                  (Unaudited)
                     For the Six Months Ended June 30, 1996
                                  Page 2 of 2


                                                                                                                  Holding Period(4)
                                                                                   Excess       GAAP Profit     --------------------
                                    Year of        Net          Unrecovered     (Deficiency)     (Loss) on        Average    Range
            Equipment                Sales     Proceeds (1)       Cost (2)      of Proceeds      Sales (3)      Term (mos.) (Months)
            ---------               -------    ------------     -----------     ------------    -----------     ----------- --------

Capital Preferred Yield Fund
----------------------------
  Data Processing Equipment           1996      $  228,628      $  (524,586)     $  753,214       $163,111         50         27-62
  Manufacturing Equipment             1996       1,491,441        1,773,911        (282,470)       215,509         49         28-71
  Transportation Equipment            1996          47,299       (1,891,474)      1,938,774         15,550         43         38-48
  Mining Equipment                    1996         125,000           21,944         103,056              0         59           59
  Office Technology Equipment         1996           5,400            1,497           3,903          3,601         24           24
                                                ----------      -----------      ----------       --------

        TOTALS                                  $1,897,768      $  (618,708)     $2,576,477       $397,771
                                                ==========      ===========      ==========       ========

Capital Preferred Yield Fund II
-------------------------------
  Data Processing Equipment           1996      $  515,379      $   169,413      $  345,967       $ 70,502         31         24-36
  Manufacturing Equipment             1996         409,800          224,508         185,292          4,760         38         37-39
  Medical Equipment                   1996          63,000           12,231          50,769         15,009         37           37
                                                 ---------      -----------      ----------       --------

        TOTALS                                  $  988,179      $   406,152      $  582,028       $ 90,271
                                                ==========      ===========      ==========       ========

Capital Preferred Yield Fund-III
--------------------------------
  Manufacturing Equipment             1996      $   35,500      $    82,471      $  (46,971)      $      0         21           21
  Furniture and Fixtures              1996          77,795           62,714          15,081          9,833         11           11
  Data Processing Equipment           1996         322,520          221,403         101,118        100,998         13         12-15
                                                ----------      -----------      ----------       --------

        TOTALS                                  $  435,815      $   366,588      $   69,228       $110,831
                                                ==========      ===========      ==========       ========

---------------

(1)       Proceeds received at disposition, net of direct selling cost.

(2)       Original equipment investment less rents received from operations.
(3) Net proceeds received at disposition less the net book value of the equipment at time of disposition.
(4) Holding Period is the number of months the assets are owned by the Partnership. This is expressed as the average period for assets sold and the range from shortest to longest period for assets sold.

                                     TABLE V
                           Historic Cash Distributions
                                   (Unaudited)
                     For the Six Months Ended June 30, 1996
                                   Page 1 of 3


LEASTEC INCOME FUND V
---------------------
                                                           Class A                   Class B
                           General Partner(s)         Limited Partners          Limited Partners                Total
                           ------------------         ----------------          ----------------                -----

                                $ 51,053                $  969,970                  $     -0-                $1,021,023


NORTHSTAR INCOME FUND I
-----------------------
                                                           Class A                   Class B
                           General Partner(s)         Limited Partners          Limited Partners                Total
                           ------------------         ----------------          ----------------                -----

                                $ 64,011                $1,695,998                  $ 68,871                 $1,828,880


PAINEWEBBER PREFERRED YIELD FUND
--------------------------------
                                                           Class A                   Class B
                           General Partner(s)         Limited Partners          Limited Partners                Total
                           ------------------         ----------------          ----------------                -----

                                $286,834                $4,974,480                  $475,356                 $5,736,670


CAPITAL PREFERRED YIELD FUND
----------------------------
                                                           Class A                   Class B
                           General Partner(s)         Limited Partners          Limited Partners                Total
                           ------------------         ----------------          ----------------                -----

                                $206,740                $4,087,026                  $300,461                 $4,622,570


Capital Preferred Yield Fund-II
-------------------------------
                                                           Class A                   Class B
                           General Partner(s)         Limited Partners          Limited Partners                Total
                           ------------------         ----------------          ----------------                -----

                                $ 20,520                $2,013,320                  $ 18,150                 $2,051,990


Capital Preferred Yield Fund-III
--------------------------------
                                                           Class A                   Class B
                           General Partner(s)         Limited Partners          Limited Partners                Total
                           ------------------         ----------------          ----------------                -----

                                $ 24,854                $2,402,695                  $ 24,138                 $2,451,687



                                     TABLE V
                           Historic Cash Distributions
                                   (Unaudited)
                     For the Six Months Ended June 30, 1996
                                   Page 2 of 3


          The following tables compare the distributions paid, income or loss allocated for tax purposes and cumulative income/loss for tax purposes for a $10,000 investment in each of the funds listed below, assuming that such investment was made on the investment date indicated in parenthesis in the heading for each table. Tax losses allocated for a particular year are carried forward and may shelter tax income generated in subsequent years.



                                 Leastec Income Fund V (11/16/87)
                ----------------------------------------------------------------
                 Distributions                Income/                Cumulative
                     Paid                      Loss                  Income/Loss
                --------------               -----------             -----------

1987              $   138.63                 ($  291.94)             ($  291.94)
1988                1,150.52                 ( 1,831.75)             ( 2,123.69)
1989                1,200.02                         --              ( 2,123.69)
1990                1,200.01                 (   350.29)             ( 2,473.98)
1991                1,300.00                     175.55              ( 2,298.43)
1992                1,400.04                     504.37              ( 1,794.06)
1993                1,500.00                     211.64              ( 1,582.42)
1994                1,046.31                   1,026.97              (   555.45)
1995                  344.70                   1,202.92                  647.47




                                   Northstar Income Fund (12/08/88)
                ----------------------------------------------------------------
                 Distributions                Income/                Cumulative
                     Paid                      Loss                  Income/Loss
                --------------               -----------             -----------

1987            $        0                   $      0               $      0
1988                     0                          0                      0
1989                 1,380.56                      83.74                  83.74
1990                 1,493.41                 (   282.96)            (   199.22)
1991                 1,769.38                     258.68                  59.46
1992                 1,400.00                     488.24                 547.70
1993                 1,400.00                     295.33                 843.03
1994                 1,407.66                     410.75               1,253.78
1995                   859.53                     377.59               1,631.37

                                     TABLE V
                           Historic Cash Distributions
                                   (Unaudited)
                     For the Six Months Ended June 30, 1996
                                   Page 3 of 3


                               Capital Preferred Yield Fund (01/24/90)
                ----------------------------------------------------------------
                 Distributions                Income/                Cumulative
                     Paid                      Loss                  Income/Loss
                --------------               -----------             -----------

1990               $1,029.03                 ($1,825.54)             ($1,825.54)
1991                1,200.01                 (   192.71)             ( 2,018.25)
1992                1,200.01                   1,373.04              (   645.21)
1993                1,291.50                   1,110.59                  465.38
1994                1,299.99                      92.81                  558.19
1995                1,299.99                     844.30                1,442.49



                           Capital Preferred Yield Fund-II (05/04/92)
                ----------------------------------------------------------------
                 Distributions                Income/                Cumulative
                     Paid                      Loss                  Income/Loss
                --------------               -----------             -----------

1990             $     0                      $     0                $      0
1991                   0                            0                       0
1992                 662.29                       158.21                 158.21
1993               1,200.00                    (1,661.33)             (1,503.12)
1994               1,200.00                    (  572.78)             (2,075.90)
1995               1,200.00                       320.09              (1,755.81)




                             Capital Preferred Yield Fund-III (04/29/94)
                ----------------------------------------------------------------
                 Distributions                Income/                Cumulative
                     Paid                      Loss                  Income/Loss
                --------------               -----------             -----------

1994              $  612.50                  ($  753.87)             ($  753.87)
1995               1,050.00                  (   961.60)             ( 1,715.47)

                                    TABLE VI
                          Historic Taxable Gain (Loss)
                                  (Unaudited)
                     For the Six Months Ended June 30, 1996


          Typically, the Partnerships have generated taxable losses to be allocated to their partners during the first two years of operations. After that taxable income is allocated to the partners annually.


                                                                            PaineWebber             Capital             Capital
                Leastec             NorthStar            Preferred        Preferred Yield       Preferred Yield      Preferred Yield
Date         Income Fund V        Income Fund I         Yield Fund              Fund                Fund-II              Fund-III
----         -------------        -------------         ----------        ---------------       ---------------      ---------------

1996              (1)                  (1)                  (1)                 (1)                  (1)                       (1)



(1)      To be calculated at December 31, 1996 for the annual period.

                                    TABLE VII
                                 PROGRAM LESSEES
                                   (Unaudited)
                                   Page 1 of 9

The following is a list of all Lessees of Equipment owned by Capital Preferred Yield Fund as of September 30, 1996:

AO Smith Corp.                              E I Dupont
Addington                                   Embrex
Aetna Life                                  Empire Blue Cross
Air National Guard                          Exel Logistics
Alliant Techsystems                         Federal Paper Board
Allied Signal                               Financial News Network
American Freightways                        First Bank of IL
AMPCO Pittsburgh                            FMC Corp
Anchor Glass                                Ford Motor Company
Apache Corporation                          Fourth Financial Corp
Apple River Hospital                        Fred Meyer
Aristech Chemical                           GE (Aero)
Avon                                        GE (Transport)
Ball Corp.                                  General Electric
Bartow Memorial Hospital                    General Felt
BioSafe, Inc.                               General Motors Corporation
Boeing Computer                             Georgia Power
Boston University                           Glamis Gold
BSE Management                              GM Powertrain
Branham & Baker Coal                        Goodyear
Cablec Corporation                          Gottschalks, Inc.
Carrier Corp.                               Gould, Inc.
Chambers Development                        HM Investment
Chrysler Corp.                              Hamline University
Citibank N.A.                               Hartford Fire
Commercial Union Insurance                  Hartz Foods
Community General Hospital                  Helvetia Coal
Compression Labs                            Henry General Hospital
Computer Science                            Hoyle, Morris & Kerr
Con Agra                                    HP Casino Management
Conner Peripherals                          HP, Inc.
Consolidated Diesel                         Hughes Aircraft
Costain Coal                                Hughes Network
Cyprus Tonopah Mining                       Hyplains Beef
Danskin, Inc.                               IBM
Door County Hospital                        ICF
Dow Chemical                                ICI Americas
Dun & Bradstreet                            International Rectifier

                                    TABLE VII
                                 PROGRAM LESSEES
                                   (Unaudited)
                                   Page 2 of 9


Isomedix                                    Quaker Fabric
ITO Corp of Baltimore                       Quality Products
Jamesway Corp                               Ralph's Grocery
Kaiser Cement                               Reliance Insurance
Key Services                                Rorer Group
Kimberly-Clark                              Rose Acres Farm
Kraft                                       Savannah Electric
Lakeview Hospital                           Sarif, Inc.
LAM Research                                Schneider National
Lever Brothers                              Science Applications
Lockheed                                    Sears Technology
Louisiana Workers Comp.                     Shareholder Services
LSI Logic                                   Shell Mining
Marriott                                    Sigma Designs
Marshalls                                   Skywest Airlines
Maryland Casualty                           Smitty's Super Valu
Maxtor Corp.                                Southern Pacific Trans
Miami Dade                                  Southwest Health Center
Miltope                                     Southwest Health Center
Motorola                                    Spring Arbor
McCray Memorial                             Springfield Sugar & Products
National Recovery                           Standish Community
Neenah Foundry                              Stater Brothers
Niagara Mohawk                              Stress Management
Norcross Footwear                           The Company Store
North American Chemical                     Thompson Pipe & Steel
Norton Company                              Thomson Saginaw
Occidental Chemical                         Timken Company
Otis Elevator                               Tokos
Pentagon Systems                            Triad International
Phillips Petroleum                          TRW
Phoenix Mutual                              Tyler Corp.
Plasma Quest                                US Navy
Prudential                                  United Tech

                                    TABLE VII
                                 PROGRAM LESSEES
                                   (Unaudited)
                                   Page 3 of 9

United Track (Wembley)                      Western Digital
United Waste                                Wharf Resources
USS/Kobe Steel                              Williamsport Hospital
Valley Camp Coal                            Wisconsin Packaging
Wagner College                              Woodward & Lothrup
Wayne Farms                                 Xerox

The percentage breakdown by the industry of Equipment owned and leased by Capital Preferred Yield Fund as of September 30, 1996:

Above Ground Mining             2.36        PBX Systems                     3.36
Agricul/Food Process            2.99        Periph-Controllers              0.96
Banking                         0.23        Periph-Disk                     3.68
Below Ground Mining             5.30        Periph-Printers                 0.04
Boot Manufacturing              0.49        POS                             0.95
Communication                   5.19        Printed Circuit Board           0.17
Construction                    2.64        Research                        3.04
CPU'S DEC                       4.45        Semiconductor Test              4.13
CPU'S IBM                       3.73        Textile Equip.                  1.25
CPU'S Other                     1.87        Truck Leasing                   2.89
Desktop PC                      3.90        Transport Aircraft/Truck        5.40
Dry Vans                        0.56        Wafer Fabrication               5.18
Forklifts                       5.70        Warehousing                     0.97
Furniture                       5.44        Workstations                    3.32
Glass Packaging                 1.16                                      ------
Grocery                         3.31                                      100.00
Loan                            2.02
Locomotives                     0.64
Machine Tools                   0.71
Maintenance                     3.63
Manuf.-Other                    2.70
Medical                         2.00
Misc. Packaging                 0.73
Modular                         1.14
Networking Equipment            0.54
Office Automation               1.23

                                    TABLE VII
                                 PROGRAM LESSEES
                                   (Unaudited)
                                   Page 4 of 9

The following is a list of all Lessees of Equipment owned by Capital Preferred Yield Fund-II as of September 30, 1996:

Alliant Techsystems, Inc.                   ITO Corp
Allied Waste Industries                     James D. Hughes Insurance
Anchor Glass                                JP Food Service
Atlantic Steel Industries                   Kaman Corp.
Auto Alliance                               Lever Brothers
Barney's                                    Lexmark International
Blue Cross & Blue Shield                    Londonderry
Chrysler Corporation                        LSI Logic
Chyron Corporation                          Maryland Casualty
CIBA Geigy                                  Mascotech Braun
Communicorp, Inc.                           Matsushita
Community General Hospital                  Miami Dade
Consolidated Diesel                         Norcross Footwear
Danskin                                     Northern Telecom
Diamond Shamrock                            Pepperidge Farm
Dow Jones                                   Plexus Corporation
Ernst Home Center                           Ralph's Grocery
First Miss Steel                            Robertshaw Controls Company
G.E. Industrial Power                       Rose Acres Farm
G.E. (Aero-Eng)                             Savannah Electric & Power
G.E. Regional                               Sears Technology
General Motors                              Solectron Corp.
Georgia Power                               Southern Pacific
GM Powertrain                               Southwestern States Bank
Goodings Supermarket                        Staples
Hartford Fire                               State Street
H.E. Butt Grocery                           Stone Container
HBO & Company                               Sybron Chemicals
Hexcel                                      System One Information Management
Honeywell Space Systems                     The Budd Company
HP Casino Management                        The Cerplex Group
IBM Corp                                    The Falkirk Mining Co.
ICI America's                               The Forum Corporation
Ina Bearing Company                         The Good Guys
International Rectifier                     The Stop and Shop Supermarkets

                                    TABLE VII
                                 PROGRAM LESSEES
                                   (Unaudited)
                                   Page 5 of 9


Timken Company                              Westchester County
Tip Top Nurseries, Inc.                     Westinghouse
Town of Wellsley                            Wharf Resources
United Technologies                         Whirlpool
United Track Racing                         Wolfe Nursery
Walker Manufacturing                        Xerox


The percentage breakdown by the industry of Equipment owned and leased by Capital Preferred Yield Fund-II as of September 30, 1996:

Above Ground Mining      2.46               Networking Equipment     3.96
Agricul/Food Process     1.21               Office Automation        2.34
Banking                  3.75               PBX Systems              0.19
Boot Manufacturing       0.80               PC's Networking          0.24
Communication            0.31               PERIPH-Disk              0.69
Construction             1.70               PERIPH-Printers          0.96
CPU's - DEC              0.16               PERIPH-Tape              0.20
CPU's-IBM                0.32               Portable PC              1.62
CPU's Other              6.69               POS                      4.44
Desktop PC's            10.34               Printed Circuit Board    5.65
Forklifts                7.47               Printing Equip.          0.01
Furniture                1.09               Research                 0.81
Glass Packaging          1.62               Retail                   3.05
Grocery FF&E             2.30               Semiconductor Test       4.73
Injection Molding       10.36               Textile Equip.           0.35
Loan                     1.08               Track Leasing            1.63
Locomotives              1.33               Transport Trucks         3.78
Medical                  1.00               Wafer Fabrication        1.00
Machine Tools            3.26               Workstations             2.36
Manuf.-Semiconductor     0.11                                      ------
Manuf.-Other             2.78                                      100.00
Modular                  1.85

                                    TABLE VII
                                 PROGRAM LESSEES
                                   (Unaudited)
                                   Page 6 of 9

The following is a list of all Lessees of Equipment owned by Capital Preferred Yield Fund-III as of September 30, 1996:

Acme Battery Manufacturing                  Compsource, Inc.
Alliant Techsystems, Inc.                   Consolidated Systems
Allied Waste Industries                     Consolidated Diesel
Allied Signal                               Container Care
Alloy Polymers, Inc.                        Country Cupboard
Alterations Plus                            Crystal Ford & Mercury
American Laminates, Inc.                    D.L. Phillips Investment
American Assoc. of Retired People           DSL Transportation Service
Anchor Glass                                Dairymans Cooperative
Appalachian Power                           David Tire Co.
Applied Radidogical Control                 Decamps, William
Applied Graphics                            Diamond Shamrock
Atlantic Steel                              E&R, Inc.
Autry Grier & Sons, Inc.                    Eastern Associated Coal
Ball-Foster Glass Container                 Ebenoburg Power
Barber-Coleman Company                      Elmore-Pisgah, Inc.
Basic Vegetable                             Envirosafe Services
Bell South Telecommunications               Equimed Leasing
Bickerstaff Imports                         Esselte Pendaflex Corp.
Bob King Pontiac GMC                        F&M Distributors
Bojangles Restaurants                       Feurer, Dennis
Bonar Fabrics                               Fingerhut
Brickhouse Enterprises                      Floyd Marine Storage
Bristol-Myers Squibb                        Foote & Davis, Inc.
Brown Strauss Steel                         Freestate Petroleum
C&H Knit Products                           GM Powertrain
CT Harris, Inc.                             General Motors
Calgon Carbon                               Georgetown Steel
Cansack USA                                 Georgia Power
Cardiac Pacemakers                          Good Times Drive Thru
Central Air Freight                         HBO & Company
Ceradyne, Inc.                              HK Systems, Inc.
Champion Business Forms                     HP Casino Management
Chesebrough Ponds                           Haldix Corp.
Ciba Geigy                                  Harry's Farmer's Market
Columbus Southern Power                     Heilig Meyers

                                    TABLE VII
                                 PROGRAM LESSEES
                                   (Unaudited)
                                   Page 7 of 9


Hokkins Systemation                         McGavren Guild, Inc.
Home Depot                                  McKay, Dave
Honeywell                                   Merrit, Ford
Hough Petroleum                             Midstate Construction
Hyplains Beef                               Mount Pleasant Publishing
IBM Corp.                                   National Beef Packing Co.
ICI Americas                                National Broadcasting Co.
In Home Health                              North American Packaging
Indiana Michigan Power                      Ohio Power Company
Indy Electronics                            Oklahoma Dept. of Tourism
Interactive Marketing                       Pacific Coast Producers
Intergraph                                  Peabody Coal Company
International Paper Co.                     Perimeter Oil Company
ITT Corporation                             Plexus Corp.
ITT Automotive Electrical                   Pretech Corporation
JJ Collins Sons, Inc.                       Prudential
Jack Eckerd Company                         PTC Aerospace
Kansas Oxide Corp.                          Quaker Coal Company
Kelley, Donald                              Quality Oil Company
Kentucky Power Co.                          Rainbow Marketers
Kessel Food Markets                         Ralph's Grocery
Keystone Consolidated                       Rawling Sporting Goods
Keystone Investment  Management             Recycled Materials Company
Kop. Flex, Inc.                             Riverside Chrysler Plymouth
KOVCD                                       Roadmaster Corporation
Lakeland Chrysler                           Rogers Petroleum
Land O'Lakes                                Saturn Corp.
Lane Steel, Inc.                            Scott Company
Lever Brothers Company                      Sea-Lect Wholesale Seafood
Louisiana Workers Compensation              Shapiro Packing
Lucas Western                               Shoex, Inc.
Lucas Industries                            Shroeder's Wholesale
Lucert Technologies                         Silverado Foods
Lykins Oil Co.                              Smoky Jennings Chevrolet
Madden Services                             SOS Transport
Major Brands                                Southway Tire & Automotive
Marriott                                    Stampede Meat, Inc.
Maryland Casualty                           Staples

                                    TABLE VII
                                 PROGRAM LESSEES
                                   (Unaudited)
                                   Page 8 of 9


Straight-Line Water Sports                  Trammel Crow Distribution
System One Information Management           Tom's Tire & Service Center
Television City                             Tracy-Locke
Tennessee River                             Tricord Systems
The Cerplex Group                           TRW
The Hanson Whitmey Company                  United Artists Theatre
The Foxboro Company                         United States Mineral
The Iams Company                            USS/Kobe Steel
The Warehouse, Inc.                         Valley Innovative Mgmt.
The Falkirk Mining Company                  VFL Technology
The Stop & Shop Supermarket                 Visionart Design
The Robert Plan Corp.                       Wayne Farns
Thomson Industries                          Whaley, Jane Co.
Thomson Saginaw Ball Screw Co.              White Consolidated
Three Rivers Motor Co.                      Xerox


The percentage breakdown by the industry of Equipment owned and leased by Capital Preferred Yield Fund-III as of September 30, 1996:

Above Ground Mining           3.30          PBX Systems                   0.88
Agricul./Food Processing      4.51          PERIPH-Controllers            0.03
Automotive FF&E               0.50          PERIPH-Printers               0.40
Below Ground Mining           3.00          PERIPH-Tape                   0.03
Communication                 2.10          PERIPH-Terminals              0.25
Construction                  2.70          Portable PC's                 1.44
CPU's - DEC                   0.34          POS                           1.59
CPU's - Other                 0.25          Printed Circuit Board         2.96
Desktop PC's                  6.54          Printing Equipment            7.08
Dry Vans                      1.17          Research                      0.23
Forklifts                    15.58          Restaurant FF&E               1.06
Furniture                     6.66          Retail FF&E                   1.86
Golf Course Equipment         0.62          Semiconductor Test Equip.     3.05
Grocery FF&E                  5.54          Software                      0.95
Injection Molding             0.15          Textile Equipment             1.17
Machine Tools                 8.02          Track Leasing                 0.04
Manuf.-Other                  5.02          Transportation-Containers     0.16
Manuf.-Semiconductor          0.33          Transportation-Trucks         0.37
Misc. Packaging               0.51          Wafer Fabrication             1.77
Networking Equipment          2.64          Warehouse-Misc.               1.02
Office Automation             2.24          Workstations                  1.94
                                                                        ------
                                                                        100.00

                                    TABLE VII
                                 PROGRAM LESSEES
                                   (Unaudited)
                                   Page 9 of 9


The percentage breakdown by the industry of Equipment owned and leased by all of Capital Preferred Yield Fund, Capital Preferred Yield Fund-II and Capital Preferred Yield Fund-III as of September 30, 1996:

Above Ground Mining             2.64        Manufacturing-Other             3.37
Agricul/Food Process            2.97        Misc. Packaging                 0.49
Automotive FF&E                 0.14        Modular                         0.98
Banking                         1.01        Networking Equipment            2.01
Below Ground Mining             3.37        Office Automation               1.77
Boot Manufacturing              0.43        PBX Systems                     1.90
Communication                   3.14        Peripherals - Controllers       0.46
Construction                    2.43        Peripherals - Disk              1.92
CPU's DEC                       2.26        Peripherals - Printers          0.36
CPU's IBM                       1.85        Peripherals - Tape              0.06
CPU's Teredata                  2.24        Peripherals - Terminals         0.07
CPU's Other                     0.33        Portable PC                     0.79
Desktop PC                      6.20        Point of Sale                   1.97
Dry Vans                        0.59        Printed Circuit Board Mfg.      2.26
Forklifts-1                     1.64        Printing Equipment              1.99
Forklifts-2                     6.65        Research                        1.71
Forklifts-3                     0.62        Restaurant FE&E                 0.30
Furniture                       4.72        Retail FF&E                     1.25
Glass Packaging                 0.94        Semiconductor Test              4.01
Golf Course Equipment           0.17        Software                        0.27
Grocery FF&E                    3.68        Textile Equipment               1.00
Injection Molding               2.52        Track Leasing                   1.78
Loan                            1.22        Transport Trucks                2.88
Locomotives                     0.62        Transport Other                 0.75
Machine Tools                   3.39        Wafer Fabrication Mfg.          3.35
Maintenance                     1.73        Warehousing                     0.75
Manufacturing-Semiconductor     0.12        Workstations                    2.69
Medical                         1.24                                      ------
                                                                          100.00

The following is a list of all Lessees of Equipment owned by Capital Preferred Yield Fund-IV as of September 30, 1996:

Addison Wesley Longman                      International Paper Company
Alliant Techsystems, Inc.                   Louisiana Workers Comp.
Ball-Foster Glass Container                 Medtronic, Inc.
General Motors Corporation                  Staples, Inc.
GM Powertrain Division                      Universal Forest Products
Home Depot, Inc.                            USS/Kobe Steel
                                            Xerox

                          CAPITAL PREFERRED YIELD FUNDS
                            SAMPLE LESSEES BY REGION
                          -----------------------------
                                  (Unaudited)


Northeastern Region                         Southeastern Region
-------------------                         -------------------

Avon Products                               Anchor Glass
Biosafe, Inc.                               Appalachian Power Co.
Bristol-Myers Squibb Co.                    Bartow Memorial Hospital
Columbus Southern Power                     Branham & Baker Coal Co.
Dow Jones & Company                         Ciba Geigy
G.E. Regional Electronics Center            Compression Labs
Lever Brothers                              General Electric Supply
Marriott Corp.                              Georgia Power Company
Maryland Casualty                           HBO & Company
Ohio Power Co.                              Honeywell Space Systems, In.
Otis Elevator                               ICF, Inc.
Pepperidge Farm                             Intergraph Corporation
Shareholder Services                        Kentucky Power Co.
Staples, Inc.                               Kraft, Inc.
State Street                                Peabody Coal Co.
Thomson Saginaw Ball Screw Co.              Plexus Corp.
TRW                                         Savannah Electric & Power Co.
                                            Shell Mining Co.
                                            Timken Co.
Western Region                              Whirlpool
--------------

Boeing Computer Systems                     Midwestern Region
Brown-Strauss Steel Division                -----------------
Chesebrough-Ponds, Inc.
Chyron Corporation                          Alliant Techsystems, Inc.
Fred Meyers, Inc.                           Allied Signal, Inc.
General Felt Industries                     Apache Corp.
Hughes Aircraft Company                     Applied Graphics Technologies
General Motors Corporation                  Blue Cross & Blue Shield of Texas
Hughes Network Systems, Inc.                Cardiac Pacemakers, Inc.
International Rectifier Corp.               Carrier Corp.
Kaiser Cement                               Diamond Shamrock Refining
Lam Research Corp.                          Fingerhut
LSI Logic Corp.                             First Bank of Illinois
Lucas Western, Inc.                         Ford Motor Company
Marshalls                                   Fourth Financial Corp.
Northern Telecom, Inc.                      General Motors Corporation
Ralph's Grocery'                            Hyplains Beef, L.C.
Southern Pacific                            Indiana Michigan Power Co.
Stater Brothers                             Land O'Lakes
Teledyne Industries, Inc.                   Motorola
Valley Camp Coal                            Occidental Chemical Corp.
Wharf Resources USA, Inc.                   Reliance Insurance
                                            Sears Technology

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.          Other Expenses of Issuance and Distribution*

Filing Fees - Securities and Exchange Commission...................$   17,242.00
Filing Fee - NASD..................................................     5,500.00
Accounting Fees and Expenses.......................................    30,000.00
Legal Fees and Expenses............................................   175,000.00
Blue Sky Fees and Expenses.........................................    90,000.00
Printing Expenses (including Sales Materials)......................   180,000.00
Marketing.......................................................... 1,000,000.00
Miscellaneous......................................................    84,000.00
                                                                    ------------
         Total Expenses............................................$1,581,742.00


---------------------

* All amounts are estimated maximums except Securities and Exchange Commission and NASD filing fees. The Partnership will pay to the General Partner a non-accountable reimbursement equal to 4% of the Gross Offering Proceeds. Accordingly, the General Partner is assuming, without recourse to the Partnership, responsibility for the payment of all Reimbursable Organizational and Offering Expenses of the Partnership, including any amounts which exceed such reimbursement.

ITEM 14.  Indemnifications of Directors and Officers

          The Partnership's Partnership Agreement contains certain indemnification provisions indemnifying the General Partner and its Affiliates including any directors and officers of the General Partner against certain liabilities. Reference is made to Section 5.8 of the Partnership Agreement (Exhibit A to the Prospectus). The Bylaws of the General Partner provide for indemnification of its directors and officers and the Articles of Incorporation provide for limitation of liability of the directors to the fullest extent permitted under Colorado law. The officers and directors of the General Partner, the General Partner itself and the Partnership will benefit from a standard general partner liability and limited partnership reimbursement insurance policy (paid for by an Affiliate of the General Partner), which will reimburse the Partnership or make direct payments for certain claims which the Partnership may be obligated to pay under Section 5.8 of the Partnership Agreement.

ITEM 15.  Recent Sales of Unregistered Securities

          In connection with the formation of the Partnership, the General Partner made a nominal contribution to the capital of the Partnership, and Capital Associates International, Inc., a Colorado corporation, as Class B Limited Partner, has agreed to contribute cash to the Partnership equal to 1% of the Partnership's Gross Offering Proceeds. These sales are exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as they did not involve any public offering.

ITEM 16.  Exhibits and Financial Statement Schedules

          (a)  Exhibits. See Exhibit Index.

          (b) Financial Statement Schedules. All schedules have been omitted as the required information is inapplicable or is presented in the Prospectus, in the balance sheets or related notes.

ITEM 17.  Undertakings

          1.   The undersigned Registrant hereby undertakes:

               A. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (1) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               B. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the General Partner or other controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by the General Partner or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the General Partner or controlling persons in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 23rd day of October, 1996.

                  CAPITAL PREFERRED YIELD FUND-IV, L.P.

                           By:  CAI EQUIPMENT LEASING V CORP.
                                    a Colorado corporation and
                                    the General Partner of the Registrant


                                    By:  /s/John F. Olmstead
                                         --------------------------------
                                         John F. Olmstead, President

          Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below on October 23, 1996 by the following persons in the capacities indicated.


      Signature                        Title



         *                        President (Principal Executive Officer) and
-----------------                 Director of CAI Equipment Leasing V Corp.,
John F. Olmstead                  the General Partner of the Registrant


         *                        Senior Vice President and Director of CAI
-----------------                 Equipment Leasing V Corp., the General
Dennis J. Lacey                   Partner of the Registrant


         *                        Senior Vice President, Finance (Principal
-------------------               Financial Officer) and Director of CAI
John E. Christensen               Equipment Leasing V Corp., the General
                                  Partner of the Registrant


         *                        Senior Vice President, Assistant Secretary
------------------                and Director of CAI Equipment Leasing V
Anthony M. DiPaolo                Corp., the General Partner of the
                                  Registrant


         *                        Director of CAI Equipment Leasing V Corp.,
----------------                  the General Partner of the Registrant
Daniel J. Waller


         *                        Director of CAI Equipment Leasing V Corp.,
--------------------              the General Partner of the Registrant
Richard H. Abernethy


         *                        Director of CAI Equipment Leasing V Corp.,
------------                      the General Partner of the Registrant
John A. Reed


         *                        Chief Accounting Officer and Secretary of
-----------------                 CAI Equipment Leasing V Corp., the General
David J. Anderson                 Partner of the Registrant



* John F. Olmstead, by signing his name hereto, does sign this document on behalf of himself and each of Messrs. Lacey, Christensen, DiPaolo, Waller, Abernethy, Reed and Anderson in the capacities indicated immediately above pursuant to powers of attorney duly executed by each such person and filed with the Securities and Exchange Commission.

                                                    /s/John F. Olmstead
                                                    ------------------------
                                                    John F. Olmstead
                                                    Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibits               Exhibit Description
--------               -------------------

1(a)                   -Form of Dealer-Manager Agreement**
1(b)                   -Form of Selling Dealer Agreement**
3(a)                   -Articles of Incorporation of CAI Equipment
                       Leasing V Corp.**
3(b)                   -Bylaws of CAI Equipment Leasing V Corp.**
4(a)                   -Organizational Partnership Agreement of
                         Capital Preferred Yield Fund - IV, L.P.**
4(b)                   -Form of Amended and Restated Agreement of
                         Limited Partnership (included in the
                         Prospectus)**
5                      -Opinion of Ballard Spahr Andrews &
                         Ingersoll as to the legality of the
                         securities being registered**
8                      -Opinion of Ballard Spahr Andrews &
                         Ingersoll as to tax matters**
10(a)                  -Escrow Agreement**
10(b)                  -Form of Subscription Agreement (included
                         in the Prospectus)**
23(a)                  -Consent of Ballard Spahr Andrews &
                         Ingersoll is contained in its opinion
                         (filed as Exhibit 5)**
23(b)                  -Consent of Ballard Spahr Andrews &
                         Ingersoll is contained in its opinion
                         (filed as Exhibit 8)**
23(c)                  -Consent of KPMG Peat Marwick relating to
                         its audit of the balance sheet of CAI
                         Equipment Leasing V Corp.
23(d)                  -Consent of KPMG Peat Marwick relating to
                         its audit of the balance sheets of
                         Capital Associates, Inc.
24                     -Power of Attorney**


---------------------
**  Previously filed.